UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OraSure Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

April 1, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders to be held on Tuesday, May 11, 2010, at the Historic Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018, at 10:00 a.m. Eastern Time. Your Board of Directors and Executive Management Team personally look forward to greeting those present. If you cannot attend in person, we are pleased to offer a live webcast of the Annual Meeting, which you can access by going to our website, www.orasure.com.

Pursuant to the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet,, a Notice of Availability of Proxy Materials (the “Notice”) has been sent to you. The Notice contains information on how to access copies of the proxy materials and vote your shares.

At the meeting, you will be asked to (i) elect two Class I Directors to serve on the Board of Directors until the Annual Meeting of Stockholders in 2013; (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010; and (iii) transact such other business as may properly come before the meeting or any adjournment(s) thereof.

The Board of Directors has approved the nominees for Director and recommends that you vote FOR their election to the Board. In addition, the Board of Directors recommends that you vote FOR the ratification of KPMG’s appointment.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to submit your vote as soon as possible. You will have the option to vote by telephone, via the Internet, or by completing, signing, dating, and returning a paper Proxy Card. Additional details on these options can be found in the Notice sent to you or in the proxy materials. You may, of course, attend the Annual Meeting and vote in person regardless of whether you have previously voted by phone, the Internet or mail.

We look forward to seeing you at the meeting.

Sincerely,

Douglas A. Michels

President and Chief Executive Officer

ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

Notice of Annual Meeting of Stockholders

to be held May 11, 2010

To the Stockholders of OraSure Technologies, Inc.:

The Annual Meeting of Stockholders of OraSure Technologies, Inc., a Delaware corporation, will be held at the Historic Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018, on Tuesday, May 11, 2010, at 10:00 a.m. Eastern Time, for the following purposes:

1.	To elect two Class I Directors for terms expiring in 2013;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010; and

3.	To consider such other business as may properly come before the meeting or any adjournments thereof.

Additional information is included in the Proxy Statement accompanying this Notice. Only holders of Common Stock of record at the close of business on March 22, 2010, will be entitled to vote at the Annual Meeting of Stockholders and any adjournment(s) thereof.

By Order of the Board of Directors,

Jack E. Jerrett

Secretary

April 1, 2010

Bethlehem, Pennsylvania

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, you are urged to vote your shares as promptly as possible by telephone, via the Internet, or by completing, signing, dating and returning a paper Proxy Card, as described in the attached Proxy Statement. Voting by phone, the Internet or mail does not deprive you of your right to attend the Meeting and to vote your shares in person.

ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

Proxy Statement

We are providing these Proxy Materials to stockholders of OraSure Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Company’s solicitation of proxies (each, a “Proxy”) for use at the Annual Meeting of Stockholders to be held on May 11, 2010, at 10:00 a.m. Eastern Time, at the Historic Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018, and at any adjournment(s) thereof (the “Annual Meeting”).

As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the matters described in this Proxy Statement. For your convenience, we are pleased to offer a live webcast of our Annual Meeting which you can access by going to the Investor Relations section of our website, at www.orasure.com. The webcast will end after the formal portion of the meeting is adjourned and will not include the presentation by management or question and answer session for those present at the Annual Meeting.

In accordance with the rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our Proxy Materials to each stockholder of record, we are furnishing Proxy Materials, including this Proxy Statement, the Proxy Card and the Company’s Annual Report to Stockholders for the year ended December 31, 2009 (“Annual Report”), to our stockholders by providing access to such documents on the Internet. On April 1, 2010, we mailed a Notice of Internet Availability of Proxy Materials (sometimes referred to as the “Notice”), indicating that this Proxy Statement is now available to our stockholders of record entitled to vote at the Annual Meeting. All stockholders and beneficial holders have the ability to access a copy of our Proxy Materials on a website referred to and URL address included in the Notice. Stockholders will not receive printed copies of the Proxy Materials unless they request those copies. The Notice also instructs stockholders as to how to submit a Proxy through the Internet. If you would like to receive a paper or e-mail copy of your Proxy Materials, you should follow the instructions for requesting such materials included in the Notice. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these Proxy Materials and soliciting votes. If you choose to access the Proxy Materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur.

Meeting Attendance

If you are a stockholder of record, meaning that you hold shares directly with the Company, and you plan to attend the Annual Meeting, please bring your Notice or Proxy Card. If you are a beneficial holder, meaning that your shares are held for you by a bank, broker or other intermediary, please bring a recent broker statement as proof of ownership of your shares as of the March 22, 2010 record date for the Annual Meeting. You will be required to present these materials as well as a valid photo identification in order to be admitted to the Annual Meeting. Company representatives will be at the entrance to the Annual Meeting and these representatives will have the authority to determine, on the Company’s behalf, whether these admission procedures have been followed and whether you will be granted admission to the Annual Meeting. Additional meeting procedures will be provided at the entrance to the Annual Meeting. Only the Company’s stockholders will be granted access to the Annual Meeting. Members of the media and of the general public will not be granted access.

Proxies

If represented by a properly executed Proxy, whether delivered by phone, the Internet or mail, as described below, your shares will be voted in accordance with your instructions. If you do not provide instructions with your Proxy, your shares will be voted according to the recommendations of our Board of Directors (the “Board”) as stated on the Proxy. You may revoke the authority granted by your Proxy at any time before the Annual Meeting by notice in writing delivered to the Secretary of the Company, by delivering a subsequently dated Proxy, or by attending the Annual Meeting, withdrawing the Proxy and voting in person.

At the Annual Meeting, action will be taken on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and described in this Proxy Statement. The Board knows of no other matters to be presented for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the persons named in the Proxy Card will have discretionary authority to vote on those matters in accordance with their best judgment.

The cost of soliciting Proxies will be borne by us. In addition to solicitations by e-proxy and/or by mail, certain of our Directors, officers and regular employees may solicit Proxies personally or by telephone or other means without additional compensation. We have also engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to provide proxy solicitation services at a fee estimated at $5,000 plus expenses.

Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons, and we will, upon request, reimburse them for their reasonable expenses in so doing.

Voting Procedures

You will have a choice of voting over the phone, via the Internet or by completing and mailing a paper Proxy Card, as described below. Please check your Notice, Proxy Card or the information forwarded by your bank, broker or other holder of record to determine which options are available to you.

Voting by Phone or Internet.    If you desire to vote by phone or the Internet, whether you may do so will depend on how your shares are held.

If your shares are registered in your name with BNY Mellon Shareowner Services, our transfer agent, you may vote those shares by telephone by calling BNY Mellon Shareowner Services at 1-866-540-5760 (toll free in the United States or Canada only) or via the Internet at the following website: www.proxyvoting.com/osur. You may vote by telephone or the Internet provided you do so by 11:59 pm Eastern Time (8:59 pm Pacific Time) on May 10, 2010. Additional instructions can be found on your Notice and the Proxy Card accompanying this Proxy Statement.

If your shares are registered in the name of a broker, bank or other registered holder, you may be able to vote by phone or the Internet if the broker, bank or other record holder has procedures for telephone or Internet voting. If you desire to use either of these voting options, please follow the procedures provided to you by your broker, bank or other record holder.

The telephone and Internet voting procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly. If you vote via the Internet, you should understand that there may be costs associated with this method of voting, such as usage charges from Internet access providers and telephone companies, that you must pay.

Voting by Mail.    If you desire to vote by using a paper Proxy Card instead of by telephone or the Internet, you will need to either print a copy of the Proxy Card from the website indicated in your Notice or follow the instructions in your Notice to request that a paper copy be sent to you. You will then need to complete, sign, date and return the Proxy Card to the Company, as described on the Proxy Card.

Submitting a Proxy by phone, the Internet or mail will not affect your right to withdraw your Proxy and vote in person at the Annual Meeting, provided that you follow the admission procedures described above.

Voting Securities

On March 22, 2010, the record date for determining stockholders entitled to vote at the Annual Meeting, we had outstanding and entitled to vote at the meeting 47,084,999 shares of common stock, par value $.000001 per share (“Common Stock”). Each share of Common Stock is entitled to one vote on any matter brought before the Annual Meeting. A majority of the shares of Common Stock outstanding as of the record date, represented in person or by Proxy at the Annual Meeting, will constitute a quorum for the transaction of business.

Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached at the Annual Meeting. Because abstentions will be included in tabulations of the votes entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Thus, your broker can vote on the ratification of our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of Directors without instructions from you. If you do not provide instructions with respect to the election of Directors, a broker non-vote will occur and your shares will not be voted on that matter.

Director elections are determined by a plurality of the votes cast. Ratification of the appointment of our independent registered public accounting firm for 2010 requires the affirmative vote of a majority of shares present and entitled to vote at the Annual Meeting and voting thereon.

Principal Stockholders

The following table sets forth information, as of March 22, 2010, regarding the beneficial ownership of the Company’s Common Stock by (a) each person who is known by us to be the beneficial owner of more than five percent of the Common Stock outstanding, (b) each Director and nominee for election as Director, (c) each of our executive officers named in the Summary Compensation Table in this Proxy Statement under “Executive Compensation,” and (d) all of our directors and executive officers as a group. Unless otherwise indicated, the address of each person identified below is c/o OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015.

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock which a person has a right to acquire pursuant to the exercise of stock options and warrants held by that person that are exercisable within 60 days of March 22, 2010 are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1,2]	Percent of Class
Wells Fargo and Company[3]	6,963,179	14.8%
420 Montgomery Street
San Francisco, CA 94104

BlackRock, Inc.[4]	5,961,659	12.7%
40 East 52nd Street
New York, NY 10022

First Manhattan Co.[5]	3,650,308	7.8%
437 Madison Avenue
New York, NY 10022

Manning & Napier Advisors, Inc.[6]	2,721,137	5.8%
290 Woodcliff Drive
Fairport, NY 14450

HealthCor Management, L.P.[7]	2,525,000	5.4%
152 West 57th Street
47th Floor
New York, NY 10019

Douglas A. Michels	1,178,795	2.5%

Ronald H. Spair	841,621	1.8%

P. Michael Formica	556,705	1.2%

Roger L. Pringle[8]	347,077	*

Stephen R. Lee, Ph.D.	337,122	*

Douglas G. Watson	300,000	*

Jack E. Jerrett	297,289	*

Ronny B. Lancaster	177,740	*

Charles W. Patrick	115,000	*

Michael Celano	105,790	*

Jack Goldstein, Ph.D.	95,500	*

All directors and executive officers as a group (13 people)	4,607,883	9.2%

*	Less than 1%

(1)	Subject to community property laws where applicable, beneficial ownership consists of sole voting and investment power except as otherwise indicated.

(2)	Includes shares subject to options exercisable within 60 days of March 22, 2010, as follows: Mr. Michels, 631,636 shares; Mr. Spair, 544,192 shares; Mr. Formica, 394,835 shares; Mr. Pringle, 275,552 shares; Dr. Lee, 185,312 shares; Mr. Watson, 240,000 shares; Mr. Jerrett, 222,081 shares; Mr. Lancaster, 130,000 shares; Mr. Patrick, 70,000 shares; Mr. Celano, 70,000 shares; Dr. Goldstein, 70,000 shares; and all directors and executive officers as a group, 2,986,216 shares. Also includes unvested restricted shares, as follows: Mr. Michels, 234,581 shares; Mr. Spair, 95,426 shares; Mr. Formica, 65,250 shares; Mr. Pringle, 15,000 shares; Dr. Lee, 49,870 shares; Mr. Watson, 25,000 shares; Mr. Jerrett, 32,069 shares; Mr. Lancaster, 15,000 shares; Mr. Patrick, 15,000 shares; Mr. Celano, 15,000 shares; Dr. Goldstein, 15,000 shares; and all directors and executive officers as a group, 626,742 shares.

(3)	Based on information contained in a Schedule 13G/A filed January 25, 2010 by Wells Fargo and Company (“Wells Fargo”), on behalf of certain of its subsidiaries. Wells Fargo has sole voting power with respect to 6,901,193 shares, sole dispositive power with respect to 6,962,679 shares and shared dispositive power with respect to 500 shares.

(4)	Based on information contained in a Schedule 13G/A filed January 8, 2010, by BlackRock, Inc. (“BlackRock”) on behalf of certain of its subsidiaries. BlackRock has sole voting and dispositive power with respect to the indicated shares.

(5)	Based on information contained in a Schedule 13G/A filed February 16, 2010 by First Manhattan Co. (“FMC”). FMC has sole voting and dispositive power with respect to 3,649,308 shares and shared dispositive power with respect to 500 shares.

(6)	Based on information contained in a Schedule 13G/A filed January 29, 2010 by Manning & Napier Advisors, Inc. (“MNA”). MNA has sole voting power with respect to 2,708,817 shares and sole dispositive power with respect to all of the indicated shares.

(7)	Based on information contained in a Schedule 13G filed February 11, 2010 by HealthCor Management, L.P. (“HCM”) and its affiliates. HCM has shared voting and dispositive power with respect to the indicated shares.

(8)	Includes 1,500 shares owned by Mr. Pringle’s spouse.

Corporate Governance

Board Operation and Leadership Structure

The Board has adopted Corporate Governance Principles which, along with the Charters for each of its Committees and the Company’s Code of Business Conduct and Ethics, provide a framework for the governance of the Company. The Company’s Corporate Governance Principles address matters such as the responsibilities and composition of the Board, Director independence and the conduct of Board and Committee meetings. The Company’s Code of Business Conduct and Ethics sets forth guiding principles of business ethics and certain legal requirements applicable to all Company employees and Directors. Copies of the current Corporate Governance Principles and Code of Business Conduct and Ethics are available at the Company’s website, www.orasure.com.

Currently, the Company’s Chief Executive Officer does not hold the position of Chairman of the Board as the Company believes it is appropriate for the Board to be led by an individual who is independent of management. Mr. Watson has served as the Chairman of our Board since March 2003. In the future, however, the Board may reconsider whether its Chief Executive Officer should also serve as Board Chairman.

Oversight of Risk Management

As part of its oversight of the Company’s operations, the Board and Audit Committee monitor the management of risks by the Company’s executives. The Audit Committee reviews the risks that the Company may face and receives reports from senior management on the nature of these risks and the procedures and processes in place to manage and mitigate such risks. Substantive areas of risk reviewed by the Audit Committee include financial, regulatory, legal compliance, operational, information technology and employment risks. The Audit Committee provides a report to the full Board on the matters covered during each of its meetings, including its risk monitoring activities. In addition, senior management provides periodic reports to the full Board on the major risks facing the Company and the processes and procedures in place to manage such risks.

Director Independence

The Company’s Corporate Governance Guidelines require, among other things, that a majority of the members of the Board meet the independence requirements of the Securities and Exchange Commission (“SEC”) and The NASDAQ Stock Market (“NASDAQ”), on which our Common Stock is listed. Each year our Board conducts a review of Director independence. The most recent review occurred in February 2010, during which the Board considered transactions and relationships, if any, between each Director or any member of such Director’s immediate family and the Company. As a result of this review, the Board determined that Michael Celano, Jack Goldstein, Ph.D., Ronny B. Lancaster, Charles W. Patrick, Roger L. Pringle and Douglas G. Watson are “independent,” as that term is defined in the applicable rules of NASDAQ and the SEC.

Only Douglas A. Michels and Ronald H. Spair were determined by the Board not to be independent. Mr. Michels is not independent because he is employed as our President and Chief Executive Officer, and Mr. Spair is not independent because he is employed as our Chief Financial Officer and Chief Operating Officer. Based on the foregoing, the Board of Directors is comprised of a majority of independent Directors.

Board Meetings

The Board held seven meetings and acted by written consent on four occasions during the year ended December 31, 2009. Each member of the Board attended more than 75 percent of the combined total of meetings of the Board and of the committees of the Board on which such member served during the period in the year in which he served as a Director.

Annual Meeting Attendance and Stockholder Communications

The Board has approved a policy concerning Board members’ attendance at our annual meeting of stockholders and a process for security holders to send communications to members of the Board. Our 2009 Annual Meeting of Stockholders held on May 12, 2009 was attended by all members of the Board. Descriptions of the Board’s policy on annual meeting attendance and the process for security holders to send communications to the Board are provided on our website, at www.orasure.com.

Committees of the Board

The Board currently has three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each Committee is composed entirely of independent Directors.

Audit Committee.    The Audit Committee oversees the Company’s accounting and financial reporting process, internal controls and audits, and consults with management and the Company’s independent registered public accounting firm on, among other items, matters related to the annual audits, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains the Company’s independent registered public accounting firm. It also maintains direct responsibility for the compensation, termination and oversight of the Company’s independent registered public accounting firm and evaluates the independent registered public accounting firm’s qualifications, performance and independence. The Audit Committee approves all services provided to the Company by the independent registered public accounting firm. The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee operates pursuant to a written charter, a copy of which is available on our website at www.orasure.com.

Members of the Audit Committee are Michael Celano, Chairman, Jack Goldstein, Ph.D., Charles W. Patrick and Douglas G. Watson. Each member of the Audit Committee is “independent,” as defined in the Exchange Act and applicable NASDAQ rules. The Board has determined that Mr. Celano is an “audit committee financial expert,” as that term is defined by applicable rules of the SEC. The Audit Committee met eight times during the year ended December 31, 2009.

Compensation Committee.    The primary responsibility of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities with respect to all types of compensation for our officers and non-employee Directors. Our overall compensation philosophy, as determined by the Compensation Committee and approved by the Board, is to (i) reward executive officers for the performance of the Company and achievement by the executives of financial and other individual performance objectives, (ii) align the interests of the executive officers with the interests of our stockholders, (iii) provide long-term incentives for the executive officers, and (iv) set compensation levels sufficiently competitive to attract and retain high quality executives and to motivate them to contribute to our success.

On an annual basis, the Compensation Committee evaluates the performance of the Chief Executive Officer against previously established goals and objectives and reviews the performance evaluations and compensation recommendations for other executive officers provided by the Chief Executive Officer. Based on the foregoing, along with a review of compensation provided at comparable medical diagnostic and healthcare companies and the recommendations of a compensation consultant engaged by the Committee, the Compensation Committee determines cash and equity compensation for the Chief Executive Officer, other executive officers and the non-employee members of the Board. Compensation for the Chief Executive Officer is submitted for approval by a majority of independent Directors on the Board.

On an as-needed basis, the Compensation Committee retains independent compensation consultants to assist the Compensation Committee in evaluating and structuring our executive compensation programs and making compensation decisions. During 2009, after evaluating competing proposals from three compensation consultants, the Committee engaged Radford, a division of Aon Corporation, for this purpose. Radford was directed to provide (i) a competitive assessment of the cash and equity compensation paid to non-employee members of the Board based on an analysis of a peer group of medical diagnostic and other healthcare companies and to provide specific advice on changing the cash component from a mix of fixed and per meeting fees to only the payment of fixed annual fees; (ii) a competitive assessment of the annual base salaries, incentive cash bonuses and equity compensation paid to the Company’s executives based on an analysis of a peer group of medical diagnostic and other healthcare companies; and (iii) advice regarding the equity compensation paid to the Company’s executives.

We paid Radford a total of $41,000 for the executive compensation consulting services described above and an additional $4,950 for the Company’s participation in and access to the compensation and benefits surveys conducted by Radford for life sciences companies in 2009. In addition, Aon Risk Services, an affiliate of Radford, provides insurance brokerage services for the Company. We paid Aon Risk Services $229,119 in premiums and Aon Risk Services retained approximately $35,000 in commissions in connection with the renewal of the Company’s directors’ and officers’ insurance coverage during 2009. A further discussion of the role of the Compensation Committee, our processes and procedures for determining executive officer and non-employee Director compensation, and the services provided by compensation consultants are set forth in the Section entitled, “Compensation Discussion and Analysis,” in this Proxy Statement.

The Committee is authorized to delegate any of its responsibilities to subcommittees or individuals, as the Committee deems appropriate. To date, the Committee has not exercised this right.

The Compensation Committee operates pursuant to a written charter, a copy of which is available on our website at www.orasure.com. Members of the Compensation Committee are Jack Goldstein, Ph.D., Chairman, Ronny B. Lancaster, Roger L. Pringle and Douglas G. Watson. Each member of the Compensation Committee is “independent,” as defined in applicable NASDAQ rules. The Compensation Committee met seven times and acted by written consent on two occasions during the year ended December 31, 2009.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee of the Board identifies, evaluates and recommends to the Board candidates for election or re-election to the Board. In addition, this Committee is responsible for developing, recommending for Board approval and administering our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee operates pursuant to a written charter. Copies of the Committee’s charter and the Company’s Corporate Governance Guidelines are available on our website at www.orasure.com.

Members of the Nominating and Corporate Governance Committee are Ronny B. Lancaster, Chairman, Michael Celano, Charles W. Patrick, and Roger L. Pringle. Each member of the Nominating and Corporate Governance Committee is “independent,” as defined in applicable NASDAQ rules. The Nominating and Corporate Governance Committee met four times during the year ended December 31, 2009.

In evaluating and recommending candidates for the Board, the Nominating and Corporate Governance Committee will consider candidates recommended by members of the Committee or the Board of Directors, officers or employees of the Company, the Company’s security holders and other business contacts. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Candidates recommended by security holders will be considered by the Nominating and Corporate Governance Committee in the same manner as candidates recommended by other sources, but only if the security holder makes its recommendation in accordance with the advance notification provisions set forth in the Company’s By-laws. For a description of these provisions, see the Section entitled, “Nomination of Directors,” in this Proxy Statement.

The Nominating and Corporate Governance Committee considers diversity and other factors in evaluating new candidates for the Board. The term diversity is used broadly to include not only race, gender and national origin, but also the following, as well as any other factors determined to be relevant by the Committee based on the needs of the Board and Company: independence, integrity, knowledge, judgment, character, leadership skills, education, industry experience, financial literacy, technical background, specialized expertise, and standing in the community. In evaluating incumbent Directors for re-election, the Nominating and Corporate Governance Committee considers that Director’s background, experience and overall service to the Company, including the number of meetings attended, level of participation, quality of performance and other factors deemed relevant by the Committee.

Nomination of Directors

Our Bylaws provide that nominations for election to the Board may be made by the Board or by any stockholder entitled to vote for the election of Directors at the Annual Meeting. A stockholder’s notice of nomination must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, in the event that less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to the nominee, the name, age, business address, residence address, principal occupation or employment of the person, the class and number of shares of capital stock of the Company which are beneficially owned by the person, and any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Exchange Act. The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (i) the name and address of the stockholder and such beneficial owner; (ii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by such stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iii) a description of any arrangements or understandings between such stockholder and beneficial owner and each proposed nominee and any other person (including their names) pursuant to which the nomination(s) are to be made by such stockholder and such beneficial owner or with respect to actions to be proposed or taken by such nominee if elected as a Director; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors, or may otherwise be required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. We may also require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a Director of the Company.

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liability under that Section. This report shall not be deemed “incorporated by reference” into any document filed under the Securities Act of 1933, as amended, or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee management’s conduct of the Company’s financial reporting process, including monitoring (1) the participation of management and the outside independent registered public accounting firm in the financial reporting process, (2) the Company’s systems of internal accounting and financial controls, (3) the annual independent audit of the Company’s financial statements and (4) the qualifications, independence and performance of the outside independent registered public accounting firm. The Committee selects the Company’s outside independent registered public accounting firm, and once selected, the outside independent registered public accounting firm reports directly to the Committee. The Committee is responsible for approving both audit and non-audit services to be provided by the outside independent registered public accounting firm. The Committee operates pursuant to a Charter that was last amended and restated by the Board on August 14, 2007.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Committee’s responsibility is to monitor and review these processes. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews.

In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management, which included a discussion of not only the quality, but also the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee met with the independent registered public accounting firm, with and without management, to discuss the results of their audit and their judgments regarding the Company’s accounting policies. The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board as currently in effect, has considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the firm’s independence and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s Charter, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC and selected KPMG LLP as the independent registered public accounting firm for fiscal year 2010. The Board is recommending that stockholders ratify that selection at the Annual Meeting.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE COMPANY’S BOARD OF DIRECTORS

Michael Celano, Chairman

Jack Goldstein, Ph.D.

Charles W. Patrick

Douglas G. Watson

March 10, 2010

Executive Officers

The table below provides information about the executive officers of the Company as of March 22, 2010. Officers of the Company hold office at the discretion of the Board.

Name	Age	Position
Douglas A. Michels	53	President and Chief Executive Officer
Ronald H. Spair	54	Chief Financial Officer and Chief Operating Officer
Stephen R. Lee, Ph.D.	50	Executive Vice President and Chief Science Officer
P. Michael Formica	59	Executive Vice President and General Manager, Cryosurgery
Manuel O. Mendez	42	Senior Vice President, Marketing and Sales
Jack E. Jerrett	51	Senior Vice President, General Counsel and Secretary
Mark L. Kuna	46	Senior Vice President, Finance, Controller and Assistant Secretary

Douglas A. Michels has been the Company’s President and Chief Executive Officer since June 2004. Prior to that, Mr. Michels served as Group Vice President, Global Marketing of Ortho-Clinical Diagnostics, President of Ortho-Clinical Diagnostics International, and President of Johnson & Johnson Healthcare Systems, Inc. Earlier in his career, Mr. Michels held various positions of increasing responsibility within the Johnson & Johnson family of companies, including Vice President, Sales & Marketing, Vice President/General Manager – Immunocytometry Business, Executive Director Sales & Marketing, Director of Marketing, Director of Sales, and Regional Sales Manager for Ortho Diagnostic Systems, Inc. Prior to joining Johnson & Johnson, Mr. Michels worked for the Diagnostics Division of Abbott Laboratories in various sales and product management positions. Mr. Michels received a B.S. degree in Public Health Administration from the University of Illinois and an M.B.A. from Rutgers University.

Ronald H. Spair has been the Company’s Chief Financial Officer and Chief Operating Officer since September 2006 and served as Executive Vice President and Chief Financial Officer since November 2001. Prior to that time, Mr. Spair was Vice President, Chief Financial Officer and Secretary of Delsys Pharmaceutical Corporation, a pharmaceutical manufacturing system development company, Senior Vice President, Chief Financial Officer and Secretary of SuperGen, Inc., a pharmaceutical company, and Senior Vice President, Chief Financial Officer and Secretary of Sparta Pharmaceuticals, Inc., a development stage pharmaceutical company. Mr. Spair received both his B.S. in Accounting and M.B.A. from Rider College. He is also a licensed Certified Public Accountant and is a member of the New Jersey Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Stephen R. Lee, Ph.D. has been the Company’s Executive Vice President and Chief Science Officer since September 2005. Prior to that time, Dr. Lee worked at Ortho-Clinical Diagnostics, a Johnson & Johnson company, serving as Vice President, Assay Research & Development, Executive Director, Worldwide Immunodiagnostic Product Development, and Director, Infectious Disease Assay Development. Dr. Lee has had responsibility for or direct involvement in the development of over 40 major diagnostic assays, in such areas as infectious disease, cardiology, oncology and other conditions. While at Ortho, Dr. Lee was awarded the Johnson Medal, Johnson & Johnson’s highest award for Research and Development. Prior to joining Ortho, Dr. Lee worked as a scientist for both Wampole Labs and Immunicon Corporation. Dr. Lee received a BSc. in Biochemistry from Sheffield University (U.K.) in 1981 and a Ph.D. degree in Biochemistry from Cardiff University (U.K.) in 1985.

P. Michael Formica has been the Company’s Executive Vice President since January 2010 and General Manager, Cryosurgery since August 2008. He served as Executive Vice President, Operations for the Company from November 2002 to January 2010 and as Senior Vice President, Operations for the Company and its predecessor, STC Technologies, Inc., since May 2000. Prior to that time, Mr. Formica was Division Manager, Mobil Measurement Technologies for Dräger Sicherheitstechnik GmbH (now called Dräger Safety AG & Co. KGaA), in Lüebeck, Germany, for eight years with worldwide responsibility, and Director Sales and Marketing,

National Draeger, Inc. (USA) for two years. Dräger is a world leader in chemical detection systems for the industrial safety market, and breath alcohol detection instrumentation. Mr. Formica received his B.S. in Electrical Engineering from West Virginia University and his M.B.A. from the Graduate School of Industrial Administration, Carnegie Mellon University.

Manuel O. Mendez has been the Company’s Senior Vice President, Marketing and Sales since February 2010 and served as Vice President, Marketing and Sales from November 2009 to February 2010 and as Vice President, Marketing from May 2009 to November 2009. From January 2007 to May 2009, Mr. Mendez was Head/Director of Global Sales, Marketing and Business Development for Thermo Fisher Scientific, Inc., a global provider of analytical instruments, laboratory equipment and related products to the pharmaceutical and healthcare industries. Prior to that time, Mr. Mendez served as General Manager for the diagnostics business of Abbott Laboratories in the Benelux region of Europe from December 2005 to July 2007 and General Manager of Abbott’s diagnostics business in Korea prior to December 2005. Earlier in his career, he also held other senior sales and marketing positions with Abbott. Mr. Mendez received his B.S. in Biochemical Engineering from Boston University and his M.B.A from the Kellogg School at Northwestern University.

Jack E. Jerrett has been the Company’s Senior Vice President and General Counsel since February 2003 and served as Vice President and General Counsel since November 2000. He has also served as the Company’s Secretary since February 2001. Prior to joining the Company, Mr. Jerrett served in the positions of Associate General Counsel and Senior Counsel at PPL Electric Utilities Corporation, and acted as general counsel to PPL Gas Utilities Corporation. Prior to that time, Mr. Jerrett was Senior Corporate Attorney of Union Pacific Corporation and an Associate with Morgan, Lewis & Bockius. Mr. Jerrett received his B.S. in Accounting from Villanova University and his J.D. from the Villanova University School of Law. He is a member of the Pennsylvania Bar and the American and Pennsylvania Bar Associations.

Mark L. Kuna has been the Company’s Senior Vice President, Finance and Controller since September 2006, and served as Vice President and Controller since February 2003 and as Controller since February 2001. Mr. Kuna has also served as the Company’s Assistant Secretary since May 2002 and provided accounting and financial analysis support since joining the Company in October 2000. Prior to that time, Mr. Kuna served as Director of Financial Planning and Analysis for the greater Philadelphia region of XO Communications, Inc., and Vice President and Principal Accounting Officer of Wedco Technology, Inc. Prior to joining Wedco Technology, he was an accountant with Deloitte and Touche. Mr. Kuna received his B.S. in Accounting from the University of Scranton, is a licensed Certified Public Accountant, and is a member of the Pennsylvania and American Institutes of Certified Public Accountants.

Transactions With Related Persons

Since January 1, 2009, there have been no transactions with related persons which would require disclosure in this Proxy Statement. The Audit Committee is required to review and approve in advance all transactions with related persons involving the Company. The Audit Committee may approve a related party transaction if the transaction is on terms comparable to those that could be obtained in arms’ length dealings with an unrelated third party. The Audit Committee also reviews any public disclosures of a related party transaction contained in our SEC filings. These responsibilities are described in the Audit Committee’s charter, a copy of which is available on our website at www.orasure.com.

Information regarding employment and severance agreements between our executive officers and the Company is set forth in the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change in Control,” in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and Directors and persons who own more than ten percent of our Common Stock (collectively, “Reporting Persons”) file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

As a matter of practice, our administrative staff assists each of the Reporting Persons who are employees and Directors of the Company in preparing initial reports of ownership and reports of changes in beneficial ownership and filing such reports with the SEC and the NASDAQ. Based solely on a review of the copies of forms filed by or on behalf of the Reporting Persons and on written representations (if any) from each of the Reporting Persons, we believe that all Reporting Persons complied on a timely basis with all applicable filing requirements with respect to the year 2009.

ITEM 1.	Election of Directors

At the Annual Meeting, you will be asked to vote on the election of two Class I Directors. A majority of the independent members of the Board have nominated Jack Goldstein, Ph.D. and Douglas G. Watson for election as Class I Directors, for terms expiring at the Annual Meeting of Stockholders in 2013.

The nominees for election as Directors are presently members of our Board. Dr. Goldstein joined the Board in 2006, is currently Chairman of the Compensation Committee and serves on the Audit Committee. Mr. Watson joined the Board in 2002, is Chairman of the Board and serves on the Audit and Compensation Committees.

In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for the two nominees, each of whom has consented to be named and to serve if elected. If a quorum is present, each nominee will be elected if he receives a plurality of the votes cast by shares present in person or by Proxy and entitled to vote at the Annual Meeting. Abstentions will have no effect on the required vote. Your Board recommends that you vote FOR the election of the Director nominees.

We do not know of anything that would preclude any nominee from serving. However, should any nominee for any reason become unable or unwilling to serve as a Director, the persons named in the enclosed Proxy Card will vote the shares represented by each Proxy for such substitute nominee as the Board may approve.

Any vacancy that occurs on the Board that results from an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors then in office, and any other vacancy on the Board may be filled by the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director.

Certain information with respect to each person nominated for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting, including the particular experience, qualifications, attributes and skills they possess that led to the conclusion that they should serve as a Director, is set forth below.

Name	Principal Occupation	Age	Director Since
Class I (Nominees for Terms Expiring in 2013):
Jack Goldstein, Ph.D.	Former President and Chief Operating Officer of Chiron Corporation	62	2006
Douglas G. Watson	Chief Executive Officer of Pittencrieff Glen Associates	65	2002

Class II (Directors Whose Terms Expire in 2011):
Ronny B. Lancaster	Senior Vice President for Federal Government Relations of Assurant, Inc.	58	2003
Roger L. Pringle	President of The Pringle Company	69	2000
Ronald H. Spair	Chief Financial Officer and Chief Operating Officer of the Company	54	2006

Class III (Directors Whose Terms Expire in 2012):
Michael Celano	Chief Financial Officer of Kensey Nash Corporation	51	2006
Douglas A. Michels	President and Chief Executive Officer of the Company	53	2004
Charles W. Patrick	Principal, Patrick Consulting	55	2006

Jack Goldstein, Ph.D., became a member of the Board in May 2006. Dr. Goldstein worked for Chiron Corporation, one of the foremost global biopharmaceutical companies, first as President of the Chiron Blood Testing Division from 2002 until November 2004 and subsequently as President and Chief Operating Officer of the company until its merger with Novartis A.G. in April 2006. Prior to that time, Dr. Goldstein was General Partner at Windamere Venture Partners, L.L.C., a venture fund making investments in early stage biotechnology, pharmaceutical, medical device and diagnostic companies and, President, CEO and Chairman of Applied Imaging Corporation, a leading supplier of instrument systems for prenatal and cancer genetics. Dr. Goldstein also worked for Johnson & Johnson in various executive management positions, including as President of Ortho Diagnostic Systems and Executive Vice President of Professional Diagnostics at Johnson & Johnson World Headquarters. Dr. Goldstein holds a B.A. degree in Biology from Rider University, and an M.S. in Immunology and a Ph.D. in Microbiology from St. John’s University. In addition, Dr. Goldstein serves on the Board of Illumina Inc. and Oncogenex Pharmaceuticals, Inc. and previously served on the Board of Immucor, Inc. Dr. Goldstein’s long business career and executive-level management experience in the pharmaceutical and medical diagnostics industries, his scientific expertise, his business development and venture capital experience and his service on the Boards and Board Committees of other public and private companies led to the conclusion that he should serve on the Company’s Board.

Douglas G. Watson became a member of the Board in May 2002 and became Chairman of the Board in March 2003. Since July 1999, Mr. Watson has been Chief Executive Officer of Pittencrieff Glen Associates, a leadership and management consulting firm, which he founded. Prior to that, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation, the U.S. subsidiary of Novartis A.G., President and Chief Executive Officer of Ciba-Geigy Corporation, President of the Ciba Pharmaceuticals Division and Senior Vice President of Planning and Business Development of Ciba’s U.S. Pharmaceuticals Division. Mr. Watson holds an M.A. degree in pure mathematics from Churchill College, Cambridge University, and is a member of the Chartered Institute of Management Accountants. Mr. Watson also serves on the Boards of BioMimetic Therapeutics, Inc., Dendreon Corporation, Genta Inc. and Javelin Pharmaceuticals Inc. and previously served on the Board of Engelhard Corporation. Mr. Watson’s long business career and executive-level management experience in the pharmaceutical industry, his financial and accounting expertise and his service on the Boards and Board Committees of other private and public companies led to the conclusion that he should serve on the Company’s Board.

Ronny B. Lancaster became a member of the Board in May 2003. Mr. Lancaster has served as Senior Vice President, Federal Government Relations of Assurant, Inc., a provider of specialty insurance and insurance-related products and services since September 2005. From 2003 until September 2005, Mr. Lancaster served in various capacities at the Morehouse School of Medicine in Atlanta, including as Chief Operating Officer. Prior to that, Mr. Lancaster was Executive Assistant to the Secretary and Principal Deputy Assistant Secretary for Planning and Evaluation at the U.S. Department of Health and Human Services,, General Counsel of Hamilton Enterprises, Inc., Senior Washington Representative for Blue Cross/Blue Shield Association, and Chief of the Division of Fee-For-Service Plans at the U.S. Office of Personnel Management. Mr. Lancaster received his B.A. in Economics from the Catholic University of America, his M.B.A. from the Wharton School of the University of Pennsylvania, and his J.D. degree from The Georgetown University Law Center. He is also admitted to the Bars of Pennsylvania and the District of Columbia. Mr. Lancaster currently serves on the Board of Immucor, Inc. and on the Medical Advisory Board of Henry Schein, Inc. Mr. Lancaster’s expertise in government affairs and political matters, his extensive medical and healthcare experience and his legal training led to the conclusion that he should serve on the Company’s Board.

Roger L. Pringle has served on the Board since September 2000, when the Company was formed by the merger of Epitope, Inc. (“Epitope”) and STC Technologies, Inc. Prior to that, Mr. Pringle served as Chairman of the Board and a member of the Board of Directors of Epitope, and was a director of Agritope, Inc., a plant genetics subsidiary of Epitope. Mr. Pringle is the President of The Pringle Company, a strategy and executive consulting firm in Portland, Oregon, which was founded in 1976. Mr. Pringle currently serves on the Boards of Bank of the Northwest and Prolifiq Software, Inc. and previously served on the Boards of Metro One Telecommunications Inc. and North Pacific Group. Mr. Pringle received a B.S. in Business from Oregon State University and an MBA from the University of Oregon. Mr. Pringle’s long service as a member of the Board of Epitope, his entrepreneurial and business leadership skills and his service on the Boards of other private and public companies led to the conclusion that he should serve on the Company’s Board.

For biographical information on Mr. Spair, see the Section entitled, “Executive Officers,” in this Proxy Statement. Mr. Spair’s service as Chief Financial Officer and Chief Operating Officer of the Company, his financial and accounting expertise and his extensive business and investor relations experience led to the conclusion that he should serve on the Company’s Board.

Michael Celano became a member of the Board in October 2006. Mr. Celano has served as Chief Financial Officer of Kensey Nash Corporation, a biomaterials company, since March 2009 and as Managing Director of Aon Risk Services from August 2007 to December 2008. From September 2004 to May 2007, Mr. Celano served as Vice President, Finance and Chief Financial Officer for BioRexis Pharmaceutical Corporation, a biopharmaceutical company. Before joining BioRexis, Mr. Celano served as a partner with KPMG LLP, in charge of its Mid-Atlantic Life Sciences Practice, and was co-leader of its National Life Science Practice. Prior to joining KPMG, Mr. Celano was co-leader of the Life Science Practice for Arthur Andersen. Mr. Celano is a Certified Public Accountant and holds a B.S. degree in Accounting from St. Joseph’s University. Mr. Celano’s accounting and financial expertise, and specifically his long career in public accounting focused in the life sciences area, and his extensive business experience led to the conclusion that he should serve on the Company’s Board.

For biographical information on Mr. Michels, see the Section entitled, “Executive Officers,” in this Proxy Statement. Mr. Michels’ service as President and Chief Executive Officer of the Company, his extensive business and executive-level management experience in the medical diagnostics field and his sales and marketing expertise led to the conclusion that he should serve on the Company’s Board.

Charles W. Patrick became a member of the Board in January 2006. Since 2000, Mr. Patrick has served as Principal of Patrick Consulting, a management consulting firm that helps diagnostic and technology companies develop sales, marketing and distribution strategies. Mr. Patrick is also the President and Co-owner of ADS Golf, Inc. Prior to that time, he served as the President and Chief Executive Officer of Call Nexus, Inc., a provider of virtual call center services, and Vice President of Sales and Marketing for Biosite Diagnostics, a medical diagnostics company, where he had primary responsibility for developing and achieving Biosite’s strategic sales and marketing objectives. Prior to his time at Biosite, Mr. Patrick served as World Wide Group Marketing Manager and held several other sales and marketing positions for the Diagnostics Division of Abbott Laboratories. Mr. Patrick received a B.A. in Communications/Journalism from the University of Central Florida. Mr. Patrick also serves on the Board of diaDexus, Inc. Mr. Patrick’s extensive sales and marketing background, his experience in the medical diagnostics industry and his entrepreneurial skills led to the conclusion that he should serve on the Company’s Board.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation programs together with a description of the material factors underlying the decisions which resulted in compensation for 2009 provided to the Company’s Chief Executive Officer (“CEO”) and the other named executive officers (collectively, the “NEOs”), as presented in tables which follow this CD&A.

Compensation Philosophy.    The objectives of our compensation programs for executive officers are to:

•	reward executive officers for the performance of the Company and achievement by such officers of other individual performance objectives;

•	align the interests of the executive officers with the interests of our stockholders;

•	provide long-term incentives for the executive officers; and

•	set compensation at sufficiently competitive levels to attract and retain high quality executives and to motivate them to contribute to our success.

Compensation for executive officers is established by the Compensation Committee of our Board (the “Committee”) in accordance with the above objectives. In setting executive compensation, the Committee considers the Company’s and each executive’s performance against previously established objectives, internal pay equity, the Company’s industry position, general industry data and recommendations of independent third party compensation consultants engaged by the Committee. The Committee periodically retains independent compensation consultants to review our executive compensation practices and to assist the Committee in establishing competitive compensation levels for our executives. In determining whether to retain a compensation consultant, the Committee has sole authority to decide whether to hire or fire any such consultant and to control the nature and scope of the engagement.

The Committee seeks to set aggregate compensation levels for executives near the median or fiftieth (50th) percentile of amounts paid by comparable medical diagnostic and healthcare companies (defined by industry, revenues, market capitalization, number of employees or a combination of these factors) for performance consistent with the Company’s target financial and strategic business plans for the applicable year. Use of the fiftieth (50th) percentile is intended as a market check and not as an absolute target. As a result, the aggregate compensation and the value of specific compensation components for individual executives may fall below or exceed that median level depending on individual performance and contribution by the executive. Aggregate compensation includes the total value of the base salary, incentive cash bonus and equity awards provided to each executive officer. As a general matter, the compensation provided to our NEOs for 2009 is near the fiftieth (50th) percentile for their respective positions.

Annual Performance Evaluations.    On an annual basis, the Committee evaluates the performance of the CEO against predetermined performance objectives and the CEO evaluates the performance of the other NEOs against their respective predetermined performance objectives. Annual performance objectives for the NEOs are established at the beginning of the applicable year and generally include two parts: the Company’s overall target financial/strategic performance objectives and the individual objectives in the functional areas for which the executive is responsible. For each NEO, these objectives are then weighted to reflect their relative importance to the Company and the executive’s functional responsibilities. With respect to 2009, the Company’s annual financial/strategic performance objectives were weighted at 50% for Messrs. Michels and Spair, 40% for Mr. Formica and 30% for Dr. Lee and Mr. Jerrett, with the individual performance objectives for these executives accounting for the balance of the weighting.

Depending on the Company’s overall performance and the extent to which an executive achieves his individual objectives for a particular year, the executive will be rated as “Does Not Meet,” “Meets Expectations,” “Exceeds Expectations” or “Outstanding.” As described later in this CD&A, the Committee uses the performance ratings to determine annual base salary adjustments, incentive cash bonuses and equity awards.

Tally Sheets.    In determining annual compensation, the Committee reviews tally sheets for each executive. Tally sheets set forth the dollar amounts of all components of each NEO’s current compensation, including salary, incentive cash bonus, equity awards, potential change of control payments and other benefits deemed relevant by the Committee. These tally sheets allow the Committee to review how a change in the amount of each compensation component affects each executive’s total compensation and to review each executive’s compensation in the aggregate. Included in each tally sheet is the estimated amount of severance and other benefits payable to the executive under various termination scenarios. Based upon the review of tally sheets, the Committee establishes aggregate compensation for our executives which it believes to be reasonable.

Competitive Assessments.    In 2007, the Committee engaged Radford, an independent compensation consultant (“Radford”), to review the Company’s compensation practices. Radford collected and analyzed compensation data from a peer group consisting of the following 22 medical diagnostic and healthcare companies, which were determined to be comparable to the Company based on total revenues, number of employees and market value: Abaxis, Inc., Akom, Inc., Angiodynamics, Inc., Cepheid, Inc., Cholestech Corp., Digene Corp., Enzo Biochem, Inc., Harvard Bioscience, Inc., Home Diagnostics, Immunicor, Inc., IRIS International, Inc., LifeCell Corp., Luminex Corp., Meridian Bioscience, Inc., Monogram Biosciences, Inc., Myriad Genetics, Inc., Neogen Corp., Quidel Corp., Savient Pharmaceuticals, Inc., Third Wave Technologies, Inc., Trinity Biotech, and Ventana Medical Systems, Inc. This peer group information was supplemented with Radford Life Sciences Executive Survey data containing compensation information for biotechnology companies having 150 to 500 employees and annual revenues ranging from $40 million to $199 million. The information provided by Radford was used by the Committee in determining executive compensation for 2008 and 2009.

During 2009, the Committee again engaged Radford to prepare a competitive assessment of compensation practices. Radford collected and analyzed compensation data from (i) a group of companies with a similar diagnostic product focus and business stage as the Company, with revenues ranging from $25 million to $250 million, market capitalizations ranging from $55 million to $475 million and employee populations ranging from 95 to 860 (“Diagnostic Peers”); and (ii) a broader group of life sciences companies with revenues ranging from $50 million to $200 million (“Life Science Peers”). The companies comprising each of these peer groups were as follows:

Diagnostic Peers	Life Science Peers
Caliper Life Sciences	454 Life Sciences/Roche	Meridian Bioscience
Cepheid	Acorda Therapeutics	Micrus Endovascular
Clarient	Affymax	Monogram Biosciences
Genomic Health	Alnylam Pharmaceuticals	Morphosys AG
Genoptix	Alphatec Spine	Nektar Therapeutics
Harvard Biosciences	Auxilium Pharmaceuticals	Noven Pharmaceuticals
Immucor	Biocryst Pharmaceuticals	NPS Pharmaceuticals
Meridian Biosciences	Caliper Life Sciences	Onyx Pharmaceuticals
Monogram Biosciences	Candela Laser	OraSure Technologies
Quidel	Cepheid	Orthovita
Sequenom	Clarient	Osteotech
Surmodics	Conceptus	Pozen
	Cryolife	Progenics Pharmaceutical
	Emergent Biosolutions	Prostrakan
	Enzon	QLT
	Eresearch Technology	Questcor Pharmaceuticals
	Eurand	Quidel
	Exactech	R&D Systems
	Exelixis	Salix Pharmaceuticals
	Genomic Health	Santarus
	Genoptix	Sciclone Pharmaceuticals
	Harvard Bioscience	Sorin Group USA
	Heska	Starr Surgical Company
	Indevus Pharmaceuticals	Sucampo Pharmaceuticals
	Infinity Pharmaceutical	Surmodics
	Inspire Pharmaceuticals	Symyx Technologies
	Ista Pharmaceuticals	Verenium
	Jazz Pharmaceuticals	Vertex Pharmaceuticals
	Kensey Nash	Vivus
	Maxygen	Xoma
	Medarex	Zymogenetics

The competitive compensation data developed by Radford in 2009 was used by the Committee in determining base salary levels, the incentive bonus targets and equity award guidelines for 2010.

Compensation Components.    Our executive compensation program consists of the components set forth below.

1. Annual Base Salary.    The Committee believes that competitive salaries must be paid in order to attract, retain and motivate high quality executives. Each year, the Committee evaluates and determines the annual base salaries for the NEOs. Annual salary adjustments for executive officers (other than the CEO) are initially proposed by the CEO to the Committee. In determining salaries, the Committee considers the annual performance evaluation of the CEO prepared by non-employee Directors on the Board and the annual performance evaluations prepared by the CEO for all other executives. The Committee also considers the

Company’s budget for expected salary adjustments, salary levels paid at comparable medical diagnostic and healthcare companies and any recommendations that may be made by any compensation consultant engaged to assist the Committee. An executive’s annual salary adjustment will tend to be at the higher end of the range budgeted by the Company if the executive receives a performance rating of “Meets Expectations” or better and such executive’s pre-adjustment salary level is at or near the 50th percentile for his or her position at comparable medical diagnostic and healthcare companies.

From time to time, the Committee may approve salary adjustments for executives to reflect promotions or changes in responsibilities, to bring the salary of a particular executive more in line with the salaries offered at comparable medical diagnostics and healthcare companies or to reflect other factors. When such salary adjustments are made with respect to an executive, the Committee evaluates the proposed new salary in light of the total cash and non-cash compensation paid to the executive and whether reasonable internal pay equity will be maintained in light of that executive’s position, responsibilities, experience and contributions.

2. Incentive Cash Bonuses.    Annual cash bonuses are included as part of executive compensation because the Committee believes that a significant portion of each executive’s compensation should be structured as a variable incentive tied to both the overall performance of the Company as well as the individual contribution of the executive. On an annual basis, the Committee has adopted, with approval of the Board, a Management Incentive Plan (the “Incentive Plan”), which is intended to be the principal vehicle for incentive cash bonus awards.

Incentive cash bonuses are generally paid out of a cash pool funded under the Incentive Plan based on the Company’s achievement of certain specific financial and strategic objectives determined by the Committee and approved by the Board at the beginning of each fiscal year. The financial objectives typically consist of short-term targets that represent improvement in financial performance compared to the prior year. The strategic objectives represent milestones that the Committee and Board believe are critical to achieving long-term growth and profitability. Because we are a small cap company that needs to make substantial investment in our product and clinical development activities, the Committee and Board believe it is important to tie incentive cash payments not only to the attainment of short-term financial targets, but also to the achievement of strategic objectives that will benefit the Company and its stockholders over the long term. The objectives are each weighted to determine their respective contributions to the pool amount. Each objective can be adjusted by the Committee or Board in an equitable manner to reflect unexpected changes in the Company’s business or assumptions underlying the original objective or other factors.

With respect to each financial objective, a Threshold, Target and Maximum performance level is established. The Target levels generally reflect the Company’s financial budget or operating plan for the year. Except in special circumstances, the Threshold levels represent a minimum level of performance for which the Committee is willing to approve incentive cash bonuses. The Maximum levels reflect outstanding performance for which the Committee is willing to reward executives with bonuses substantially above the Target level payout. With respect to the strategic objectives, Threshold and Target performance levels are established to be consistent with the Company’s long-term strategic goals for our business. Maximum performance levels may also be established for one or more strategic objectives at the time the Incentive Plan is adopted or deferred for later determination in the discretion of the Committee and Board.

If the Company meets all the Target levels, the pool is funded at 100% of the aggregate target bonuses for all participants in the Incentive Plan, as described below. The pool is funded at 50% of the aggregate target bonuses if all of the Threshold levels are met and at 150% if all of the Maximum levels are met. Pro-rata adjustments to the amount of funding for each objective are made where a particular performance is in between the pre-established performance levels. To the extent a performance level is below the Threshold objective, there would be no funding for that particular item unless the Committee or Board determines, in their discretion, that some funding is warranted.

The amount of the cash bonus pool is determined by the Committee and recommended for Board approval. The Board may approve a pool greater than that recommended by the Committee if it determines that the Company has achieved a breakthrough performance by substantially exceeding the Maximum performance level. The Committee and Board also retain discretion to increase or decrease the size of the pool in order to reflect specific performance or market conditions affecting the Company and the final performance assessments for each participant for the applicable year. The cash bonus pool is used to pay bonuses not only to the Company’s NEOs, but also to all other officers of the Company and employees at the level of director. The number of individuals who participate in the Incentive Plan each year typically ranges from 20 to 30 people.

Individual payments from the bonus pool to executives depend on the size of the bonus pool, the executive’s achievement of individual performance objectives and the number of individuals participating in the plan at the time bonuses are awarded. Bonuses are paid, based on an assessment of each officer’s performance for the applicable year, using targets expressed as a percentage of the executive officer’s base salary.

If an executive officer has met or exceeded his or her individual performance objectives and/or the Company’s expectations for the applicable year, he or she may be eligible to receive up to 150% of his or her target bonus, depending on the size of the bonus pool. The Committee and Board retain the discretion to adjust an individual executive’s performance evaluation and to increase or decrease the bonus paid to such individual to reflect the specific contributions of that executive, the Company’s overall performance, market conditions or other circumstances.

Executive officers must be employed at the end of the applicable calendar year and at the time that the bonus award is paid in order to participate in the Incentive Plan. The Committee recommends for Board approval any bonus award for the CEO based on an assessment of his performance against his individual performance objectives. The CEO recommends individual awards for the other executive officers for approval by the Committee based on an assessment of each executive’s performance against his or her applicable performance objectives. The Committee and Board have the right, in their sole discretion, to reject any or all of the recommended bonus awards, even if the bonus pool has been funded and any or all applicable performance criteria have been satisfied, based on the business conditions of the Company or other factors deemed relevant by the Committee or Board.

3. Equity Awards.    The Committee believes that an additional way to promote the long-term growth of the Company is by compensating executives with equity in the Company in order to more closely align their interests with those of our stockholders. As a result, the Committee administers the OraSure Technologies, Inc. 2000 Stock Award Plan (the “Stock Plan”), pursuant to which grants of stock options and restricted shares are made to executive officers on an annual basis.

The Committee, with the approval of the Board, adopts on an annual basis Stock Award Guidelines for the Company’s management (the “Stock Award Guidelines”). The purpose of the Stock Award Guidelines is to provide a framework for determining annual equity awards for executives that reflect the executive’s duties and performance evaluation against individual objectives for the applicable year and to align the value of the awards for executives with long-term incentive compensation for similar positions at comparable medical diagnostics and healthcare companies. An executive must be rated as “Meets Expectations” or better in order to receive an equity award, unless the Committee or Board otherwise determines in its discretion that an equity award is appropriate in view of the executive’s specific contributions, the Company’s overall performance, market conditions or other factors.

The Stock Award Guidelines provide for the grant of a mix of restricted stock and stock options to the NEOs, based on an executive’s performance evaluation for a particular year. The entire amount of each grant is dependent on the Committee’s assessment of the executive’s performance. The value of equity awarded to an executive receiving a “Meets Expectations” performance evaluation for a particular year is intended to approximate the fiftieth (50th) percentile of long-term incentive compensation for that position paid by comparable medical diagnostic and healthcare companies. The Stock Award Guidelines provide an executive with the opportunity to receive up to the seventy-fifth (75th ) percentile of long-term incentive compensation for that executive’s position paid by comparable medical diagnostic and healthcare companies if their individual performance is rated above the “Meets Expectations” level. The Committee has decided that awards should consist of a mix of stock options and restricted stock rather than solely of stock options because such a mix would have greater value as a long-term incentive and retention mechanism. Awards made during 2009 consisted of 60% restricted stock and 40% stock options, based on the market value of potential awards.

Annual stock option awards have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, which is calculated as the mean between the high and low sales price of the Common Stock as reported by NASDAQ for that date. Stock options generally vest over four years, with the first 25% vesting after one year and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of restricted stock generally vest over a three-year period, with one-third vesting on the first anniversary of the grant date, a second third vesting on the second anniversary and the final third vesting on the third anniversary. These vesting restrictions serve to promote the Company’s long-term growth by restricting executives’ ability to realize short-term gains from their awards. The Committee believes the terms of its equity awards to executives are competitive with the terms of equity awards offered at comparable medical diagnostics and healthcare companies.

Equity awards are generally made by the Committee each year as part of the normal annual compensation cycle. The awards for a particular year generally occur in late January or early February of the following year after the Company’s full year financial results are known and performance evaluations for the executive officers have been prepared. Equity awards approved by the Committee for the CEO are then reviewed and approved by the Board. In addition to the annual equity awards, the Committee may approve stock option and restricted stock awards for newly hired officers or in recognition of an executive’s promotion or expansion of responsibilities. These latter grants may have vesting or other terms that differ from the terms generally approved for annual equity awards. Notwithstanding the Stock Award Guidelines, equity awards are made at the discretion of the Committee or Board.

4. Retirement Programs.    We do not maintain any retirement programs other than a 401(k) profit sharing plan (the “401(k) Plan”). All of our employees, including executive officers, are eligible to participate in the 401(k) Plan. We make matching contributions for participants on a dollar-for-dollar basis up to $4,000 per year. Payments of benefits accrued for a 401(k) Plan participant will be made upon retirement or upon termination of employment prior to retirement, provided certain vesting conditions have been met by the participant prior to termination.

5. Perquisites and Other Compensation.    As a general matter, the Committee and Board do not believe that executive officers should be treated differently than other employees, except that such officers should receive annual base salaries and have competitive bonus and equity award opportunities commensurate with their higher level of responsibility, and that executive officers should receive employment agreements as described below. Our healthcare, disability, and other insurance programs and benefits are the same for all eligible employees, including executive officers. Executive officers do not receive perquisites.

6. Potential Payments Upon Termination or Change in Control Pursuant to Employment Agreements.    The Company has entered into employment agreements with each of the NEOs. In addition to the compensation elements discussed above, these agreements provide for post-employment severance payments and benefits in the event of termination of employment by the Company without “cause” or by the executive for “good reason” and provide enhanced severance payments upon such terminations in connection with a “change in control” of the Company. The terms of these agreements are discussed in more detail under the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change in Control,” in this Proxy Statement. The Committee believes that these agreements are generally consistent with industry practice at comparable medical diagnostic and healthcare companies, provide an incentive to the applicable executive to remain with the Company, and serve to align the interests of stockholders and the executives in the event of a change in control of the Company.

Accounting and Tax Treatment of Compensation.    In approving the amount and form of compensation for the NEOs, the Committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and for the three most highly compensated officers unless compensation is performance-based. The Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company would make that advisable.

2009 Annual Base Salaries.    Annual base salaries paid in 2009 to our NEOs were established by the Committee at the beginning of 2009 based on a review of performance during 2008. Primarily as a result of the Company’s lower than expected financial performance during 2008, the Committee elected not to approve any increases in the salaries paid to the NEOs during 2009, even though each NEO received a “Meets Expectations” rating for their respective individual performances during 2008, as described below. Thus, the salaries paid to Mr. Michels and the other NEOs during 2009 remained at the following 2008 levels:

NEO	2009 Base Salary
Mr. Michels	$475,500
Mr. Spair	$380,500
Dr. Lee	$336,500
Mr. Formica	$315,000
Mr. Jerrett	$260,000

In evaluating the performance during 2008 by Mr. Michels and the other NEOs, the Committee first considered the Company’s lower than expected financial performance during that year. The Committee noted that these results were driven primarily by factors that were neither easily foreseeable at the beginning of the year nor entirely preventable by management. These factors included the following:

•

Slower growth in direct sales of the OraQuick ADVANCE® HIV-1/2 test in the U.S. public health market because jurisdictions receiving CDC funding used less of these funds to purchase rapid HIV tests and/or deferred testing;

•	Lower international OraQuick® sales due to an unexpected change in funding sources by a significant African governmental customer;

•

Lower sales of our OraQuick ADVANCE® HIV-1/2 test to Abbott Laboratories primarily because of the decision to terminate our exclusive distribution agreement, which was not made until the latter part of 2008;

•

Reduced purchases of the Company’s OTC cryosurgical product in early 2008 by the Company’s Latin American distributor, Genomma Labs, as a result of increased product returns from Mexican retailers who had overstocked during the winter months;

•	Slower sales to the Company’s OTC European distributor, SSL International, in large part due to stronger competition from other OTC products;

•	Lower Histofreezer® sales primarily as a result of diversion of a lower-priced Histofreezer® product by several international distributors into the U.S. professional market; and

•	Lower than expected sales of our Intercept® product line in the U.S. workplace testing market due to the worsening economic and employment climate throughout 2008.

The Committee also noted that Mr. Michels and his management team responded quickly and aggressively to address each of the above circumstances as they arose. In addition, the Committee’s evaluation was significantly influenced by the many positive accomplishments achieved by management during 2008, including the following:

•	Completed clinical testing and submitted a premarket approval (“PMA”) application for an OraQuick® rapid HCV test, which is now under review by the FDA;

•

Obtained FDA approval of the OraQuick® product and process enhancements and a twelve-month shelf life, making this important test even more attractive to customers in both domestic and international markets;

•	Successfully completed the observed user study for an OraQuick® HIV OTC test at the first interim look of the trial (i.e., 1,000 patents) and submitted the resulting data to the FDA;

•

Signed a final development agreement with Roche Diagnostics, completed development for the NIDA-5 panel of high throughput fully automated oral fluid drugs-of-abuse assays and began the transfer of these new products to manufacturing;

•	Continued progress in developing an enhanced or second generation rapid HIV test with improved sensitivity and specificity;

•

Successfully transitioned the Abbott Laboratories hospital business for OraQuick ADVANCE® and began servicing all major group purchasing organizations that accounted for 80% of Abbott’s 2008 sales, with over 1,500 hospitals then under contract;

•

Successfully acquired and deployed the resources required for a direct sales model for OraQuick ADVANCE® in hospitals, including a substantially larger hospital sales force, expanded capabilities for contracting, customer care, telephone sales, warehousing and logistics, credit, collections and accounts receivable, and new capabilities for EDI, internet and fax product ordering and fulfillment;

•	Increased direct OraQuick ADVANCE® sales in the U.S. public health market by 28%, U.S. physician offices sales by 30% and Latin American sales by 760%, despite worsening global economic conditions;

•	Generated over $7.0 million during 2008 from the Merck & Co., Inc. (formerly, Schering-Plough) settlement and license agreement;

•	Successfully negotiated and executed a second collaboration agreement with Merck for the clinical development and promotion of an OraQuick® rapid HCV test outside the United States;

•	Effectively developed the new national Freeze’n Clear Skin Clinic™ brand for the initial launch of the Company’s OTC cryosurgical product in the U.S. in early 2009;

•

Maintained a greater than 70% institutional investor base and continued support by the Company’s largest stockholders, despite the worsening economic climate, the challenging financial year during 2008 and a lower stock price;

•	Effectively responded to the filing of a major patent infringement lawsuit by Inverness Medical and Church & Dwight with minimal impact on the Company’s OraQuick® HIV business;

•

Strengthened and expanded key relationships under the direction of the Company’s new Vice President, Government Affairs, including with the Veterans’ Administration, Centers for Disease Control and Prevention, Substance Abuse and Mental Health Services Administration, United States Department of Health and Human Services, FDA, National Alliance of State and Territorial AIDS Directors, the community of Caribbean governments eligible for PEPFAR funding and other agencies and stakeholders; and

•	Successfully implemented a headcount reduction at the end of 2008 to reduce future costs while refocusing resources on critical operations and functions.

Based on the foregoing, the Committee concluded that the lower than expected financial performance for 2008 was largely offset by the strong actions taken by Mr. Michels and his team and the other positive accomplishments achieved during the year. As a result, the Committee determined that a “Meets Expectations” rating was warranted for Mr. Michels for his 2008 performance.

In rating Mr. Spair’s performance for 2008 as “Meets Expectations,” the Committee balanced the Company’s lower than expected financial performance against Mr. Spair’s successful maintenance of the Company’s institutional investor base during a difficult year, his leadership of the transition to a direct hospital sales model for OraQuick ADVANCE®, his successful management of the Company’s cash investments during an extremely challenging economic environment, his assumption of supervisory responsibility for business development activities and his contribution in evaluating potential strategic transactions, his supervision of Sarbanes-Oxley compliance and preparation of SEC filings and public disclosures, and his ongoing management of the financial planning, reporting and accounting functions.

In rating Dr. Lee’s performance for 2008 as “Meets Expectations,” the Committee considered his efforts to obtain FDA approval of the OraQuick® HIV product enhancements and 12-month shelf life, his support of our OraQuick® HIV OTC clinical studies and discussions with the FDA, his work on the PMA submission for a new OraQuick® HCV test, his leadership in the development of fully-automated homogeneous high throughput oral fluid drugs-of-abuse assays, and his leadership in the development of an enhanced or second generation rapid HIV test.

In rating Mr. Formica’s performance for 2008 as “Meets Expectations,” the Committee considered Mr. Formica’s efforts to reduce the cost of producing our products, to automate manufacturing of our OraQuick ADVANCE® HIV-1/2 test and oral specimen collection devices, to improve our manufacturing processes, to obtain FDA approval of the OraQuick® product and process improvements and a 12-month shelf life, and to complete various other operational initiatives, as well as his assistance in implementing a direct hospital sales model for OraQuick ADVANCE® and support of the PMA submission for a new OraQuick® HCV test. The Committee also recognized his assumption of expanded responsibilities for the Company’s worldwide cryosurgical business.

Finally, in rating Mr. Jerrett’s performance for 2008 as “Meets Expectations,” the Committee considered his leadership in successfully resolving several potential claims by third parties without any formal legal proceedings, his successful handling of multiple commercial issues across all of the Company’s business lines, his successful implementation of a new contract management system to accommodate the large volume of contracts generated from the implementation of a direct hospital sales model for OraQuick ADVANCE®, his leadership in responding to the patent infringement litigation filed by Inverness Medical and Church & Dwight, his leadership in negotiating and executing a settlement of the patent infringement lawsuit against Merck, his help in negotiating and executing the international collaboration agreement with Merck for the OraQuick® HCV test, his efforts to prepare all SEC filings and other public disclosures, and his ongoing advice and counsel to the Board and senior management.

2009 Incentive Cash Bonuses.    In January 2010, the Committee approved incentive cash bonuses to the executive officers under the 2009 Management Incentive Plan (the “2009 Incentive Plan”). These bonuses were awarded for performance during 2009.

Under the 2009 Incentive Plan, the Committee had previously established Threshold, Target and Maximum performance levels for financial objectives and Threshold and Target performance levels for several strategic objectives to be used to fund the bonus pool.

The financial objectives consisted of performance levels for total revenues and improvement in operating results for 2009. The Target performance levels reflected the revenue and operating performance objectives contained in our 2009 financial budget or operating plan. The operating performance improvement objectives also reflected the significant additional investment we expected to make in our product and clinical development programs during 2009.

The strategic objectives for 2009 consisted of the following: (1) continued efforts to bring our OraQuick® HCV test to market; (2) continued efforts to bring an OraQuick® HIV OTC test to market; (3) continued efforts to bring to market high-throughput oral fluid drug testing assays that are used with our Intercept® collection device; (4) sales goals for our OraQuick ADVANCE® HIV test to the U.S. hospital market; and (5) bringing at least one fully-vetted strategic transaction to the Board for consideration.

The revenue objectives, the improvement in operating performance objectives, and the strategic objectives as a group, were each weighted at 30%, 30% and 40%, respectively, in determining the level of bonus pool funding. The individual strategic objectives were separately weighted to reflect their strategic importance to the Company, by assigning potential points achievable at the Threshold, Target and Maximum performance levels. The following sets forth the potential bonus pool funding at each performance level:

	Threshold	Target	Maximum
Revenues	$71.0 million	$81.0 million	$90.0 million
Operating Performance Improvement	$4.0 million	$8.0 million	$16.0 million
Strategic Objectives (Points)	32	60	90
Pool Funding	$864,000	$1.73 million	$2.6 million

If the Company were to achieve the Target performance levels for all objectives, then the bonus pool would be funded at approximately $1.73 million, which equals 100% of the aggregate target bonus amounts for the Company’s senior management participating in the 2009 Incentive Plan. If the Company were to achieve only the Threshold levels, then the bonus pool would be funded at approximately $864,000 or 50% of the aggregate target bonus, and if the Company were to achieve the Maximum levels, then the bonus pool would be funded at approximately $2.6 million or 150% of the aggregate target bonuses. The foregoing funding levels assume each participant is rated as “Meets Expectations” for their 2009 performance.

During 2009, the Company achieved revenues of $77.0 million, which fell between the Threshold and Target performance levels for this financial objective. As a result, the Committee concluded that a pro-rated bonus pool funding of $415,000 should be approved for this objective.

During 2009, the Company reported an operating loss of $8.79 million, which compared to an operating loss of $11.5 for 2008. The 2009 operating loss included a $3.0 million impairment charge recorded by the Company with respect to previously capitalized HCV patent license milestone payments. In evaluating this objective, the Committee concluded that the impairment charge should be excluded from the 2009 operating results when measuring the improvement over 2008 because this charge was not expected when the objective was first established. The Committee also excluded from the improvement calculation a $4.8 million lump-sum litigation settlement payment received during 2008. As a result, the Committee concluded that operating performance for 2009 improved by $10.5 million, which fell between the Target and Maximum performance levels and warranted a pro-rated bonus pool funding of $604,000 for this objective.

With respect to the strategic objectives, the Committee evaluated the Company’s 2009 activities as meeting the following performance levels with the indicated point totals.

2009 Activities	Strategic Objective Performance Level	Points
1. Submitted and received CE mark approval for OraQuick® HCV test.	Threshold	10

2. Clarified clinical requirements for OraQuick® HIV OTC test through discussions with FDA and Blood Products Advisory Committee.	Target	15

3. Submitted 4 high-throughput oral fluid assays for FDA 510(k) clearance.	Threshold	6

4. Sold more than 950,000 OraQuick ADVANCE® tests in U.S. hospital market.	Between Target and Maximum	12

5. Fully analyzed and obtained Board approval of competitive bid for diagnostic patent estate held by bankrupt entity, which was ultimately not selected as successful bid.	Target	10

	Total Points	53

As a result, the Committee concluded that a total of 53 points out of a maximum of 90 available points should be awarded, resulting in a pro-rated funding for the strategic objectives as a group of $606,000.

Based on the foregoing, the total bonus pool funding determined by the Committee for 2009 performance was $1,795,000, which includes $170,000 in additional funding approved by the Committee in its discretion to recognize the many other positive accomplishments by the Company during 2009 and to ensure sufficient bonus funding for participants rated above the “Meets Expectations” level for 2009. The bonus pool amount was also approved by the full Board and was used to pay bonuses to the Company’s NEOs and twenty other members of our management team.

The specific target percentages for individual bonus payments under the 2009 Incentive Plan are shown below and were set by the Committee (with Board approval) at levels that the Committee believes are competitive with incentive cash bonus opportunities available at comparable medical diagnostic and healthcare companies for each executive position.

Title	Target Payouts
Chief Executive Officer	60%
Chief Financial Officer and Chief Operating Officer	50%
Executive Vice President	40%
Senior Vice President	35%

In January 2010, the Committee approved the payout of individual bonus awards to executive officers from the bonus pool for 2009, based on the target bonus amounts described above and an assessment of each officer’s performance during 2009 against pre-established performance objectives.

In evaluating Mr. Michels, the Committee considered that the Company’s $77.0 million in revenues for 2009 exceeded the Threshold level but did not meet the Target level established for the year. However, the Committee noted that the shortfall from Target occurred during a very difficult economic environment and in a year when the Company experienced a significant and unexpected challenge in the manufacture of its OraQuick® HIV test. The Committee also considered the substantial and above-Target improvement in the Company’s operating performance, the increase in gross margin to 61% in 2009 compared to 58% in 2008, and the substantial reduction in cash used in operating activities for the year. In addition to the foregoing, the Committee’s decision was significantly influenced by many positive accomplishments achieved by management during 2009, including the following:

•	Receipt of CE mark approval for the OraQuick® rapid HCV test and preparation for commercial launch of this product in Europe;

•	Filed PMA application amendment containing additional clinical data requested by the FDA for use of the OraQuick® HCV test on venous whole blood samples;

•	Clarified requirements for final clinical study for an OraQuick® HIV OTC test through ongoing discussions with the FDA and its Blood Product Advisory Committee (“BPAC”);

•	Achieved improved field performance of the enhanced OraQuick® HIV test, with specificity of 99.94% based on data from the Company’s sentinel sites;

•

Successfully resolved manufacturing issue related to the OraQuick ADVANCE® HIV test, eliminated a substantial second quarter order backlog and restored critical inventory levels with minimal customer impact;

•

Signed a final commercialization agreement with Roche Diagnostics for the worldwide distribution of high throughput fully automated oral fluid drugs of abuse assays in combination with the Company’s Intercept® oral specimen collection device;

•	Continued to progress development of an enhanced or second generation rapid HIV test with improved performance;

•	Increased OraQuick ADVANCE® HIV sales in the U.S. by 21% and in international markets by almost 40%, despite continued difficult global economic conditions;

•	Successfully resolved a major patent infringement lawsuit by Inverness Medical and Church & Dwight with settlement terms favorable to the Company;

•	Maintained a greater than 65% institutional investor base and continued support by the Company’s largest stockholders, despite the continued difficult economic environment and low stock price; and

•	Strengthened our management team through the addition of a new Vice President, Marketing and Sales, and new Vice President, Regulatory and Quality Assurance.

Based on the foregoing, the Committee rated Mr. Michels as a “Meets Expectations” and awarded Mr. Michels a $303,500 bonus for 2009, which represented 63.8% of his annual base salary compared to his target bonus of 60%. The Committee determined that Mr. Michels should receive a bonus amount pro-rated between the “Meets Expectations” and “Exceeds Expectations” ratings. Mr. Michels’ 2009 incentive cash bonus was also approved by the Board.

The Committee rated Mr. Spair’s performance for 2009 as “Meets Expectations” and awarded him a bonus of $202,500, which represented 53.2% of his base salary compared to his target bonus of 50%. In reaching this determination, the Committee decided that, like Mr. Michels, Mr. Spair should also receive a bonus amount prorated between the “Meets Expectations” and “Exceeds Expectations” ratings. The Committee also considered Mr. Spair’s successful maintenance of the Company’s institutional investor base, his ongoing supervision of the Company’s operations and resolution of the manufacturing issue related to the OraQuick® HIV test, his supervision of Sarbanes-Oxley compliance and preparation of SEC filings and public disclosures, his leadership (along with Mr. Jerrett) in successfully resolving the Inverness Medical/Church & Dwight patent infringement litigation, and his ongoing management of the financial planning, reporting and accounting functions.

The Committee rated Dr. Lee’s performance for 2009 as “Exceeds Expectations” and awarded him a $158,500 bonus, which represented 47.1% of his base salary compared to his target of 40%. In reaching this determination, the Committee considered his efforts to support ongoing OraQuick® HCV clinical studies and regulatory submissions, his support of the ongoing clinical development of an OraQuick® HIV OTC test and related discussions with the FDA and BPAC, his support of the clinical development of fully automated homogeneous high throughput oral fluid drugs of abuse assays, his leadership in the development of a second generation Intercept® oral specimen collection device, his leadership in the development of an enhanced or second generation rapid HIV test, his assistance in evaluating new technology platforms and business development opportunities, and his ongoing support of manufacturing processes and operations.

The Committee rated Mr. Formica’s performance for 2009 as “Meets Expectations” and awarded him a bonus of $118,500, which represented 37.6% of his base salary compared to his target of 40%. In reaching this determination, the Committee considered Mr. Formica’s efforts to reduce the cost of producing our products, to automate manufacturing of our OraQuick ADVANCE® HIV-1/2 test and oral specimen collection devices, to resolve the OraQuick® HIV manufacturing issue, to improve our manufacturing processes, and to complete various other operational initiatives. The Committee also recognized his leadership in supervising the Company’s worldwide cryosurgical business and his aggressive actions to address the diversion issue in the U.S. physician market and improve the performance of our distributors.

Finally, the Committee rated Mr. Jerrett’s performance for 2009 as “Exceeds Expectations” and awarded him a bonus of $107,000, which represented 41.2% of his base salary compared to his target of 35%. In reaching this determination, the Committee considered his leadership (along with Mr. Spair) in successfully resolving the Inverness Medical/Church & Dwight patent infringement litigation and several other potential claims by third parties, his successful handling of multiple commercial issues across all of the Company’s business lines, his efforts to prepare all SEC filings and other public disclosures, and his ongoing advice and counsel to the Board and senior management.

2009 Equity Awards.    The amounts of potential equity awards to be granted in 2009 (expressed in number of shares) under the Stock Award Guidelines adopted by the Committee and Board for performance during 2008, are summarized below:

Performance Evaluation
	Meets Expectations		Exceeds Expectations		Outstanding
Position	Restricted Stock	Stock Option	Restricted Stock	Stock Option	Restricted Stock	Stock Option
President/CEO	53,620 Shs	90,990 Shs	67,020 Shs	113,740 Shs	105,910 Shs	179,740 Shs
CFO/COO	43,440 Shs	73,720 Shs	54,160 Shs	91,910 Shs	64,880 Shs	110,110 Shs
EVP	21,450 Shs	36,400 Shs	26,820 Shs	45,490 Shs	32,170 Shs	54,610 Shs
SVP	14,300 Shs	24,260 Shs	17,870 Shs	30,350 Shs	21,450 Shs	36,380 Shs

In January 2009, utilizing the Stock Award Guideline described above, the Committee approved stock option and restricted stock awards for the NEOs, based on the performance evaluations of such officers for 2008, as set forth below. A description of the basis for each NEO’s 2008 performance evaluation is set forth above under the Section entitled, “2009 Annual Base Salaries,” in this Proxy Statement.

Executive Officer	Performance Evaluation	Restricted Shares	Stock Options
Douglas A. Michels	Meets Expectations	53,620 Shs	90,990 Shs
Ronald H. Spair	Meets Expectations	43,440 Shs	73,720 Shs
Stephen R. Lee, Ph.D.	Meets Expectations	21,450 Shs	36,400 Shs
P. Michael Formica	Meets Expectations	21,450 Shs	36,400 Shs
Jack E. Jerrett	Meets Expectations	14,300 Shs	24,260 Shs

Other Elements of Compensation.    The Committee reviewed each other element of compensation set forth in the Summary Compensation Table set forth below, and found them to be consistent with the Company’s compensation philosophy as described above.

Summary Compensation Table

The following table summarizes the compensation of our CEO and the other NEOs, for the years ended December 31, 2009, 2008 and 2007:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compensation[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compen- sation[4] ($)	Total ($)
Douglas A. Michels President and Chief Executive Officer	2009	$475,500	—	$150,404	$105,894	$303,500	—	$4,000	$1,039,298
	2008	$474,884	—	$528,609	$176,951	$88,450	—	$4,000	$1,272,894
	2007	$448,508	—	$434,438	$161,735	$280,000	—	$4,000	$1,328,681

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	2009	$380,500	—	$121,849	$85,795	$202,500	—	$4,000	$794,644
	2008	$380,119	—	$426,915	$143,134	$58,975	—	$4,000	$1,013,143
	2007	$363,731	—	$434,438	$161,735	$227,000	—	$4,000	$1,190,904

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	2009	$336,500	—	$60,167	$42,362	$158,500	—	$4,000	$601,529
	2008	$335,969	—	$211,444	$70,781	$41,725	—	$4,000	$663,919
	2007	$313,241	—	$217,219	$80,867	$156,000	—	$4,000	$771,327

P. Michael Formica Executive Vice President and General Manager, Cryosurgery	2009	$315,000	—	$60,167	$42,362	$118,500	—	$4,000	$540,029
	2008	$290,120	—	$316,005	$99,384	$39,050	—	$4,000	$748,559
	2007	$267,950	—	$173,775	$64,694	$107,000	—	$4,000	$617,419

Jack E. Jerrett Senior Vice President and General Counsel	2009	$260,000	—	$40,112	$28,234	$107,000	—	$4,000	$439,346
	2008	$259,804	—	$112,770	$37,750	$28,200	—	$4,000	$442,524
	2007	$251,315	—	$115,850	$43,129	$75,000	—	$4,000	$489,294

(1)	The indicated amounts reflect the aggregate grant date fair value of restricted stock awards made to the NEOs during 2009 under the Company’s Stock Award Plan, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. Certain assumptions used in the calculation of those amounts are set forth for the applicable year of award in footnote 10 to the Company’s audited financial statements for the year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2010 (the “2009 10-K Report”).

(2)	The values set forth in this column reflect the aggregate grant date fair value of stock option awards made to the NEOs during 2009 under the Stock Award Plan, computed in accordance with FASB ASC Topic 718. Certain assumptions used in the calculation of those amounts are set forth for the applicable year of award in footnote 10 to the Company’s audited financial statements for the year ended December 31, 2009, included in the Company’s 2009 10-K Report.

(3)	The indicated amounts reflect incentive cash bonuses paid to the NEOs pursuant to the 2009 Incentive Plan, based on performance during 2009. For a description of these incentive cash bonus payments, see the Section entitled, “2009 Incentive Cash Bonuses,” in the CD&A.

(4)	The indicated amounts reflect cash contributed to a 401(k) profit sharing plan as an employer-matching contribution, which is offered to all employees of the Company.

Grants of Plan-Based Awards

The following table summarizes information concerning possible and actual restricted stock and stock option awards for the NEOs during the fiscal year ended December 31, 2009 as well as possible payouts under the 2009 Incentive Plan:

Name	Grant Date[1]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Possible Payouts Under Equity Incentive Plan Awards[3]			All other Stock Awards: Number Of Shares Of Stock Or Units (#)	All other Option Awards: Number Of Securities Underlying Options (#)	Exercise or Base Price of Option Awards[4] ($/Sh)	Grant Date Fair Value of Stock and Option Awards[5] ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (# Shs.)	Target (# Shs.)	Maximum (# Shs.)
Douglas A. Michels President and Chief Executive Officer	1/23/09	—	—	—	—	—	—	53,620		—	$150,404
	1/23/09	—	—	—	—	—	—	—	90,990	$2.81	$105,894
	N/A	$142,650	$285,300	$427,950	53,620 RS	67,020 RS	105,910 RS	—	—	—	N/A
	N/A	—	—	—	90,990 SO	113,740 SO	179,740 SO	—	—	—	N/A

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	1/23/09	—	—	—	—	—	—	43,440	—	—	$121,849
	1/23/09	—	—	—	—	—	—	—	73,720	$2.81	$85,795
	N/A	$95,125	$190,250	$285,375	43,440 RS	54,160 RS	64,880 RS	—	—	—	N/A
	N/A	—	—	—	73,720 SO	91,910 SO	110,110 SO	—	—	—	N/A

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	1/23/09	—	—	—	—	—	—	21,450	—	—	$60,167
	1/23/09	—	—	—	—	—	—	—	36,400	$2.81	$42,362
	N/A	$67,300	$134,600	$201,900	21,450 RS	26,820 RS	32,170 RS	—	—	—	N/A
	N/A	—	—	—	36,400 SO	45,490 SO	54,610 SO	—	—	—	N/A

P. Michael Formica Executive Vice President and General Manager, Cryosurgery	1/23/09	—	—	—	—	—	—	21,450	—	—	$60,167
	1/23/09	—	—	—	—	—	—	—	36,400	$2.81	$42,362
	N/A	$63,000	$126,000	$189,000	21,450 RS	26,820 RS	32,170 RS	—	—	—	N/A
	N/A	—	—	—	36,400 SO	45,490 SO	54,610 SO	—	—	—	N/A

Jack E. Jerrett Senior Vice President and General Counsel	1/23/09	—	—	—	—	—	—	14,300	—	—	$40,112
	1/23/09	—	—	—	—	—	—	—	24,260	$2.81	$28,234
	N/A	$45,500	$91,000	$136,500	14,300 RS	17,870 RS	21,450 RS	—	—	—	N/A
	N/A	—	—	—	24,260 SO	30,350 SO	36,380 SO	—	—	—	N/A

(1)	Annual equity incentive awards to NEOs, consisting of a combination of restricted stock (“RS”) and stock options (“SO”), are determined for each year pursuant to the applicable Stock Award Guidelines, based on an evaluation of each officer’s performance during the year against previously established performance objectives. Annual equity awards made during 2009 were approved by the Compensation Committee on January 23, 2009 for performance during 2008. For a description of these equity awards and their terms, see the Sections entitled, “Compensation Components – Equity Awards” and “2009 Equity Awards,” in the CD&A.

(2)	The indicated amounts represent possible incentive cash bonus payments to the NEOs under the 2009 Incentive Plan for performance during 2009. On January 25, 2010, bonus payments under the 2009 Incentive Plan were approved by the Compensation Committee for the NEOs based on an assessment of the Company’s performance against certain financial and strategic objectives for 2009 and of each officer’s performance against pre-established individual performance objectives. A further description of the payments approved under the 2009 Incentive Plan is set forth in the Section entitled, “2009 Incentive Cash Bonuses,” in the CD&A. Actual amounts paid for 2009 are also disclosed in the Summary Compensation Table.

(3)	The indicated amounts represent the possible number of shares which could have been granted to the NEOs in 2009 in the form of restricted stock and stock options pursuant to the Stock Award Guidelines, based on each officer’s performance during 2008. Specific RS and SO awards were approved by the Compensation Committee for the NEOs pursuant to the applicable Stock Award Guidelines on January 23, 2009 based on an assessment of each officer’s performance against pre-established performance objectives for 2008. A further description of these equity awards and their terms is set forth in the Sections entitled, “Compensation Components – Equity Awards” and “2009 Equity Awards,” in the CD&A. The values of the RS and SO awards during 2009 and prior years are disclosed in the Summary Compensation Table.

(4)	The exercise price for stock options is the fair market value of the Company’s Common Stock on the date of grant, which is calculated as the mean between the high and low sales price of the Common Stock as reported by NASDAQ on the date of grant.

(5)	The indicated amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes information regarding unexercised stock options and unvested restricted stock held by the NEOs at December 31, 2009:

	Option Awards[1]						Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[2] (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)		Market Value of Shares or Units of Stock That Have Not Vested[8] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas A. Michels President and Chief Executive Officer	400,000	—		—	$7.77	6/22/2014	—		—	—	—
	67,500	—		—	$5.60	1/26/2015	—		—	—	—
	66,093	1,407	[3](a)	—	$9.56	1/23/2016	—		—	—	—
	31,875	13,125	[3](b)	—	$8.28	2/01/2017	—		—	—	—
	25,781	30,469	[3](c)	—	$8.06	2/01/2018	—		—	—	—
	—	90,990	[3](d)	—	$2.81	1/23/2019	—		—	—	—
	—	—		—	—	—	116,640	[3](e)	$592,531	—	—
	—	—		—	—	—	17,500	[3](f)	$88,900	—	—
	—	—		—	—	—	43,750	[3](g)	$222,250	—	—
	—	—		—	—	—	53,620	[3](h)	$272,390	—	—

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	150,000	—		—	$10.70	11/1/2011	—		—	—	—
	65,000	—		—	$5.87	1/31/2012	—		—	—	—
	90,000	—		—	$6.96	1/31/2013	—		—	—	—
	100,000	—		—	$8.20	1/14/2014	—		—	—	—
	27,000	—		—	$5.60	1/26/2015	—		—	—	—
	26,437	563	[4](a)	—	$9.56	1/23/2016	—		—	—	—
	31,875	13,125	[4](b)	—	$8.28	2/01/2017	—		—	—	—
	20,854	24,646	[4](c)	—	$8.06	2/01/2018	—		—	—	—
	—	73,720	[4](d)	—	$2.81	1/23/2019	—		—	—	—
	—	—		—	—	—	17,500	[4](e)	$88,900	—	—
	—	—		—	—	—	35,333	[4](f)	$179,492	—	—
	—	—		—	—	—	43,440	[4](g)	$220,675	—	—

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	125,000	—		—	$8.97	9/23/2015	—		—	—	—
	17,625	375	[5](a)	—	$9.56	1/23/2016	—		—	—	—
	15,937	6,563	[5](b)	—	$8.28	2/01/2017	—		—	—	—
	10,312	12,188	[5](c)	—	$8.06	2/01/2018	—		—	—	—
	—	36,400	[5](d)	—	$2.81	1/23/2019	—		—	—	—
	—	—		—	—	—	8,750	[5](e)	$44,450	—	—
	—	—		—	—	—	17,500	[5](f)	$88,900	—	—
	—	—		—	—	—	21,450	[5](g)	$108,966	—	—

	Option Awards[1]						Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[2] (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)		Market Value of Shares or Units of Stock That Have Not Vested[8] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
P. Michael Formica Executive Vice President and General Manager, Cryosurgery	52,960	—		—	$10.71	10/16/2010	—		—	—	—
	33,750	—		—	$7.09	12/13/2010	—		—	—	—
	45,000	—		—	$5.87	1/31/2012	—		—	—	—
	75,000	—		—	$6.96	1/31/2013	—		—	—	—
	100,000	—		—	$8.20	1/14/2014	—		—	—	—
	22,500	—		—	$5.60	1/26/2015	—		—	—	—
	22,031	469	[6](a)	—	$9.56	1/23/2016	—		—	—	—
	12,750	5,250	[6](b)	—	$8.28	2/01/2017	—		—	—	—
	8,250	9,750	[6](c)	—	$8.06	2/01/2018	—		—	—	—
	5,333	14,667	[6](d)	—	$4.90	8/19/2018	—		—	—	—
	—	36,400	[6](e)	—	$2.81	1/23/2019	—		—	—	—
	—	—		—	—	—	7,000	[6](f)	$35,560	—	—
	—	—		—	—	—	14,000	[6](g)	$71,120	—	—
	—	—		—	—	—	22,500	[6](h)	$114,300	—	—
	—	—		—	—	—	21,450	[6](i)	$108,966	—	—

Jack E. Jerrett Senior Vice President and General Counsel	25,000	—		—	$8.03	11/27/2010	—		—	—	—
	30,000	—		—	$7.09	12/13/2010	—		—	—	—
	30,000	—		—	$5.87	1/31/2012	—		—	—	—
	40,000	—		—	$6.96	1/31/2013	—		—	—	—
	40,000	—		—	$8.20	1/14/2014	—		—	—	—
	15,000	—		—	$5.60	1/26/2015	—		—	—	—
	17,625	375	[7](a)	—	$9.56	1/23/2016	—		—	—	—
	8,500	3,500	[7](b)	—	$8.28	2/01/2017	—		—	—	—
	5,500	6,500	[7](c)	—	$8.06	2/01/2018	—		—	—	—
	—	24,260	[7](d)	—	$2.81	1/23/2019	—		—	—	—
	—	—		—	—	—	4,666	[7](e)	$23,703	—	—
	—	—		—	—	—	9,333	[7](f)	$47,412	—	—
	—	—		—	—	—	14,300	[7](g)	$72,644	—	—

(1)	The indicated information does not include restricted stock or stock options awarded to the NEOs in January 2010 pursuant to the applicable Stock Award Guidelines, in respect of performance during 2009.

(2)	Stock options vest over four years, with the first 25% vesting on the first anniversary of the grant date and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of restricted stock vest over a three-year period, with one-third vesting on the first anniversary of the grant date, a second third vesting on the second anniversary and the final third vesting on the third anniversary.

(3)	The indicated stock options and restricted stock vest as follows:
(a)	1,407 options on January 23, 2010;
(b)	937 options on the 1st of each month, from January 1, 2010 through February 1, 2011;
(c)	1,172 options on the 1st of each month, from January 1, 2010 through February 1, 2012;
(d)	22,748 options on January 23, 2010 and 1,895 options on the 23rd of each month, from February 23, 2010 through January 23, 2013;
(e)	6,480 restricted shares quarterly on March 31, June 30, September 30 and December 31 of each year; from March 31, 2010 through June 30, 2014;

(f)	17,500 restricted shares on February 1, 2010;
(g)	21,875 restricted shares on February 1, 2010 and 2011; and
(h)	17,873 restricted shares on January 23, 2010, 2011 and 2012.

(4)	The indicated stock options and restricted stock vest as follows:
(a)	563 options on January 23, 2010;
(b)	937 options on the 1st of each month, from January 1, 2010 through February 1, 2011;
(c)	948 options on the 1st of each month from January 1, 2010 through February 1, 2012;
(d)	18,430 options on January 23, 2010 and 1,536 options on the 23rd of each month, from February 23, 2010 through January 23, 2013;
(e)	17,500 restricted shares on February 1, 2010;
(f)	17,667 restricted shares on February 1, 2010 and 2011; and
(g)	14,480 restricted shares on January 23, 2010, 2011 and 2012.

(5)	The indicated stock options and restricted stock vest as follows:
(a)	375 options on January 23, 2010;
(b)	469 options on the 1st of each month, from January 1, 2010 through February 1, 2011;
(c)	469 options on the 1st of each month, from January 1, 2010 through February 1, 2012;
(d)	9,100 options on January 23, 2010 and 758 options on the 23rd of each month from February 23, 2010 through January 23, 2013;
(e)	8,750 restricted shares on February 1, 2010;
(f)	8,750 restricted shares on February 1, 2010 and 2011; and
(g)	7,150 restricted shares on January 23, 2010, 2011 and 2012.

(6)	The indicated stock options and restricted stock vest as follows:
(a)	469 options on January 23, 2010;
(b)	375 options on the 1st of each month, from January 1, 2010 through February 1, 2011;
(c)	375 options on the 1st of each month, from January 1, 2010 through February 1, 2012;
(d)	333 options on the 19th of each month, from January 19, 2010 through August 19, 2013;
(e)	9,100 options on January 23, 2010 and 758 options on the 23rd of each month from February 23, 2010 through January 23, 2013;
(f)	7,000 restricted shares on February 1, 2010;
(g)	7,000 restricted shares on February 1, 2010 and 2011;
(h)	7,500 restricted shares on August 19, 2010, 2011 and 2012; and
(i)	7,150 restricted shares on January 23, 2010, 2011 and 2012.

(7)	The indicated stock options and restricted stock vest as follows:
(a)	375 options on January 23, 2010;
(b)	250 options on the 1st of each month, from January 1, 2010 through February 1, 2011;
(c)	250 options on the 1st of each month, from January 1, 2010 through February 1, 2012;
(d)	6,065 options on January 23, 2010 and 505 options on the 23rd of each month from February 23, 2010 through January 23, 2013;
(e)	4,666 restricted shares on February 1, 2010;
(f)	4,667 restricted shares on February 1, 2010, and 2011; and
(g)	4,767 restricted shares on January 23, 2010, 2011 and 2012.

(8)	The indicated values were determined by multiplying the number of unvested shares of restricted stock shown in this table by $5.08 per share, the closing price of the Company’s Common Stock as reported by NASDAQ on December 31, 2009.

Option Exercises and Stock Vested

The following table summarizes information with respect to the exercise of stock options and vesting of restricted stock for each of the NEOs during the fiscal year ended December 31, 2009:

	Option Awards[1]		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number Of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
Douglas A. Michels President and Chief Executive Officer	—	—	91,545	$275,064

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	—	—	62,333	$184,026

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	—	—	37,833	$111,926

P. Michael Formica Executive Vice President and General Manager, Cryosurgery	—	—	30,250	$84,706

Jack E. Jerrett Senior Vice President and General Counsel	—	—	16,334	$47,170

(1)	No stock options were exercised by any of the NEOs during 2009.

(2)	The indicated amounts were calculated by multiplying the number of restricted shares acquired upon vesting by the market value of the Company’s Common Stock on the applicable vesting date. The market value was determined by calculating the mean between the high and low sales price of the Common Stock as reported by NASDAQ on the vesting date.

Pension Benefits

We provide no pension benefits to the NEOs other than the right to participate in our 401(k) Plan. For a further description of the terms of the 401(k) Plan, see the Section entitled, “Compensation Components – Retirement Programs,” in the CD&A.

Nonqualified Deferred Compensation

None of the NEOs has received any nonqualified deferred compensation during the fiscal year ended December 31, 2009.

Employment Agreements and Potential Payments Upon Termination or Change in Control

Mr. Michels has an employment agreement with the Company that provides for the various components of compensation described in the CD&A. In addition, upon a termination of employment, Mr. Michels’ contract provides for certain post-employment severance and other benefits, as described below.

Mr. Michels’ employment agreement will terminate upon his death or disability. In addition, Mr. Michels may terminate his employment at any time and for any reason upon 90 days written notice to the Company, for “good reason” (as defined below), or following a “change in control” (as defined below). Mr. Michels’ employment agreement can also be terminated by the Company for “cause” (as defined below) or without “cause.”

As used in the agreement, the term “good reason” means (i) a material breach of the agreement by the Company that is not cured within 30 days of written notice, (ii) any diminution in Mr. Michels’ base compensation or authority, duties or responsibilities, (iii) a material diminution in the authority, duties or responsibilities of the person to whom Mr. Michels reports, including a change in Mr. Michels’ reporting obligation from the Board to another employee of the Company, if applicable, (iv) a material diminution of the budget over which Mr. Michels exercises control, or (v) a material change in Mr. Michels’ job location.

A “change in control” generally is defined to take place when disclosure of such a change would be required by the proxy rules promulgated by the SEC or when:

•

any person, or more than one person acting as a group within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations issued thereunder, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

•

any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock;

•

a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

•

a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions.

A “change in control period” is the period which begins on the occurrence of a change in control and ends 18 months thereafter.

Upon the termination of Mr. Michels’ employment upon his death or disability, by Mr. Michels for any reason other than good reason or by the Company for cause, Mr. Michels will be entitled to receive his salary through the date of termination and any bonus approved by the Board or the Compensation Committee prior to the date of termination but not yet paid and, in the case of a termination upon his death or disability, a cash bonus for the calendar year in which termination occurs that Mr. Michels would have received but for his death or disability, prorated through the date of death or commencement of disability. Upon termination of the agreement by Mr. Michels with good reason or after a change in control or by the Company without cause (which includes the Company’s failure to renew the agreement), Mr. Michels would be entitled to receive his salary through the date of termination and any bonus that has been approved by the Board or the Compensation Committee prior to the date of termination but not yet paid, a cash bonus for the calendar year in which termination occurs equal to Mr. Michels’ target bonus for such year, and for a period of one year after the date of termination, benefits for Mr. Michels and/or his family at levels substantially equal to those that would have been provided to them by the Company if Mr. Michels’ employment had not been terminated. If termination is for good reason or without cause (which includes the Company’s failure to renew the agreement) and does not occur during a change in control period, Mr. Michels would also receive a lump sum amount equivalent to 12 months of his annual salary. If, however, termination is for good reason or without cause (which includes the Company’s failure to renew the agreement) and occurs during a change in control period, or if termination is by Mr. Michels after a change in control, Mr. Michels will receive a lump sum amount equivalent to 36 months of his annual salary. If Mr. Michels is a “specified employee” within the meaning of Code Section 409A at the time of the termination of his employment and any of the foregoing payments would subject him to any tax, interest or penalty under Code Section 409A or regulation thereunder, then the payment shall not be made until the first day which is at least six months after the date of termination of his employment. Mr. Michels’ agreement also provides that the Company will pay an amount equal to the first $1 million of excise tax incurred under Section 280G of the Internal Revenue Code on compensation paid to Mr. Michels upon a change in control.

Upon termination of Mr. Michels’ employment as a result of disability, for good reason, by the Company without cause or by Mr. Michels after a change of control, Mr. Michels can elect to receive medical and dental insurance coverage for himself and his family under any plans offered by the Company to the extent the Company is self insured or coverage for former employees is available on reasonable terms (as determined by the Company) from the Company’s providers of medical and dental coverage.

All stock awards granted to Mr. Michels are required to immediately vest (i) in the event of a change in control or (ii) if Mr. Michels’ employment is terminated for good reason by Mr. Michels or by the Company without cause during a change in control period, and 50% of such stock awards shall vest in the event Mr. Michels’ employment is terminated for good reason or by the Company without cause during any period other than a change in control period.

The termination and severance provisions in the employment agreements for the other NEOs are substantially similar to Mr. Michels’ employment agreement, with the following exceptions. The Company is obligated to pay an amount up to the first $500,000, rather than $1 million, of excise tax imposed under Section 280G of the Internal Revenue Code on compensation paid as a result of a change in control for Messrs. Spair, Formica, Jerrett and Dr. Lee. Messrs. Formica and Jerrett and Dr. Lee are entitled to receive severance payments equivalent to 24 months of their annual salary, rather than 36 months, in the event of a termination of their agreements for good reason or without cause during a change in control period or after a change in control.

The following table provides estimates of the potential severance and other post-termination benefits the NEOs would receive assuming their employment was terminated as of December 31, 2009:

Name	Benefit	Voluntary Termination or Termination for Cause	Termination for Death or Disability[1]	Termination for Good Reason or Without Cause Not Within Change in Control Period[1]	Termination after Change in Control, or for Good Reason or Without Cause Within Change in Control Period[1,2]
Douglas A. Michels President and Chief Executive Officer	Salary Continuation	—	—	$475,500	$1,426,500
	Bonus	—	$303,500	$285,300	$285,300
	Accelerated Option Vesting	—	—	$103,501	$207,002
	Accelerated Restricted Stock Vesting	—	$1,176,071	$588,035	$1,176,071
	Health Care Benefits	—	—	$14,735	$14,735

	Total	—	$1,479,571	$1,467,071	$3,109,608

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	Salary Continuation	—	—	$380,500	$1,141,500
	Bonus	—	$202,500	$190,250	$190,250
	Accelerated Option Vesting	—	—	$83,857	$167,713
	Accelerated Restricted Stock Vesting	—	$489,067	$244,533	$489,067
	Health Care Benefits	—	—	$11,422	$11,422

	Total	—	$691,567	$910,562	$1,999,952

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	Salary Continuation	—	—	$336,500	$673,000
	Bonus	—	$158,500	$134,600	$134,600
	Accelerated Option Vesting	—	—	$41,405	$82,810
	Accelerated Restricted
	Stock Vesting	—	$242,316	$121,158	$242,316
	Health Care Benefits	—	—	$11,428	$11,428

	Total	—	$400,816	$645,091	$1,144,154

P. Michael Formica Executive Vice President and General Manager, Cryosurgery	Salary Continuation	—	—	$315,000	$630,000
	Bonus	—	$118,500	$126,000	$126,000
	Accelerated Option Vesting	—	—	$42,762	$85,523
	Accelerated Restricted
	Stock Vesting	—	$329,946	$164,973	$329,946
	Health Care Benefits	—	—	$14,532	$14,532

	Total	—	$448,446	$663,267	$1,186,001

Jack E. Jerrett Senior Vice President and General Counsel	Salary Continuation	—	—	$260,000	$520,000
	Bonus	—	$107,000	$91,000	$91,000
	Accelerated Option Vesting	—	—	$27,596	$55,192
	Accelerated Restricted Stock Vesting	—	$143,759	$71,879	$143,759
	Health Care Benefits	—	—	$11,688	$11,688

	Total	—	$250,759	$462,163	$821,639

(1)	The indicated values for the accelerated vesting of stock options reflect (i) the number of option shares which would vest on an accelerated basis, multiplied by (ii) the excess, if any, of the $5.08 per share closing price for the Company’s Common Stock, as reported by NASDAQ on December 31, 2009, over the applicable exercise price for each option. The indicated values for the accelerated vesting of restricted stock reflect the $5.08 per share closing price multiplied by the number of shares which would vest on an accelerated basis.

(2)	The Company will also pay the excise tax incurred under Section 280G of the Internal Revenue Code on compensation paid to the NEOs in the event of a change in control in an amount up to $1 million for Mr. Michels and $500,000 for the other NEOs.

2009 Director Compensation

During 2009, all non-employee Directors received an annual fee of $25,000. In addition, the Chairman of the Board received an additional annual fee of $20,000, the Chairmen of the Audit Committee and Compensation Committee received an additional annual fee of $10,000 each, and the Chairman of the Nominating and Corporate Governance Committee received an additional annual fee of $5,000. Thus, the Chairman of the Board, and the Chairmen of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee received aggregate annual fees of $45,000, $35,000, $35,000 and $30,000, respectively.

Each non-employee Director also received a $2,000 fee for each Board meeting attended, and each member of a Board Committee received an additional $1,000 fee for each Committee meeting attended. Fees were payable for meetings held in person or by conference telephone. A meeting fee was paid only with respect to a meeting for which minutes are prepared. Non-employee Directors received reimbursement for their reasonable out-of-pocket costs of attending Board and Committee meetings.

Each non-employee Director also received a grant of 15,000 restricted shares (the “Annual Grant”) on the annual option grant date for officers and employees of the Company, except for the Chairman of the Board, who received an Annual Grant of 25,000 restricted shares. Each Annual Grant vests on a monthly basis over the 12 months immediately following the grant date and will immediately vest upon the occurrence of a change in control of the Company. A change in control of the Company would occur on the happening of such events as the acquisition of beneficial ownership by a person or group of 30 percent or more of the outstanding Common Stock of the Company, certain changes in Board membership affecting a majority of positions, certain mergers or consolidations, a sale or other transfer of all or substantially all the Company’s assets, or approval by the stockholders of a plan of liquidation or dissolution of the Company, as well as any change in control required to be reported under the SEC’s proxy disclosure rules.

The following table summarizes information related to compensation of non-employee Directors during the fiscal year ended December 31, 2009:

Name[1], 2	Fees Earned or Paid in Cash ($)	Stock Awards[3] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Michael Celano	$61,000	$42,075	—	—	—	—	$103,075
Jack Goldstein, Ph.D.	$59,000	$42,075	—	—	—	—	$101,075
Ronny B. Lancaster	$54,000	$42,075	—	—	—	—	$96,075
Charles W. Patrick	$52,000	$42,075	—	—	—	—	$94,075
Roger L. Pringle	$55,000	$42,075	—	—	—	—	$97,075
Douglas G. Watson	$74,000	$70,125	—	—	—	—	$144,125

(1)	Because Messrs. Michels and Spair are officers of the Company, they are not entitled to any separate compensation for service on the Board or any Committee thereof and have not been included in this table.

(2)	Non-employee Directors held the following number of restricted shares (“RSs”) and stock options(“SOs”) at December 31, 2009: Mr. Celano: 15,000 RSs; 70,000 SOs; Dr. Goldstein: 15,000 RSs; 70,000 SOs; Mr. Lancaster: 15,000 RSs; 130,000 SOs; Mr. Patrick: 15,000 RSs; 70,000 SOs; Mr. Pringle: 15,000 RSs; 275,552 SOs; and Mr. Watson: 25,000 RSs; 240,000 SOs. The aggregate number of stock options and restricted shares held by Messrs. Michels and Spair are set forth in the table in the Section entitled, “Outstanding Equity Awards at Fiscal Year-End,” in this Proxy Statement.

(3)	The indicated amounts reflect the aggregate grant date fair value of restricted stock awards made to non-employee Directors during 2009 under the Stock Award Plan, computed in accordance with FAS ASC Topic 718. Certain assumptions used in the calculation of those amounts are set forth for the applicable year of award in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2009, included in the Company’s 2009 10-K Report. This column does not include the value of restricted stock awarded to non-employee Directors in January 2010.

Compensation Committee Interlocks and Insider Participation

Jack Goldstein, Ph.D., Roger L. Pringle, Ronny B. Lancaster and Douglas G. Watson served as members of the Compensation Committee of the Board during 2009. None of Dr. Goldstein, Mr. Pringle, Mr. Lancaster or Mr. Watson has served or is currently serving as an officer or employee of the Company, nor have they engaged in any transactions involving the Company which would require disclosure as a transaction with a related person. There are no compensation committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

Compensation Risk Assessment

Management conducted a risk assessment of the Company’s compensation policies and practices, including its executive compensation programs. In its review, management considered the attributes of the Company’s policies and practices and other factors, including:

•	The mix of fixed and variable compensation opportunities.

•	The balance between annual and long-term performance opportunities.

•	The corporate and individual performance objectives established for annual and long-term incentive compensation.

•	The internal controls and procedures in place to mitigate risks facing the Company.

•	The risk that unintended consequences could result from various aspects of the Company’s compensation policies and practices.

Based on its review and assessment, management concluded that the Company’s policies and practices are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy, do not incentivize executives to take unnecessary or excessive risks and that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse affect on the Company.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. This report shall not be deemed to be “incorporated by reference” into any document filed under the Securities Act of 1933, as amended, or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The Compensation Committee of OraSure Technologies, Inc. has reviewed and discussed with the Company’s management the Section entitled, “Compensation Discussion and Analysis,” contained in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the foregoing Compensation Discussion and Analysis be included in the Company’s 2009 10-K Report and Proxy Statement for the 2010 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE:

Jack Goldstein, Ph.D., Chairman

Ronny B. Lancaster

Roger L. Pringle

Douglas G. Watson

March 25, 2010

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 about the shares of Common Stock that may be issued upon the exercise of options under all of our equity compensation plans. These plans include the Award Plan, the Epitope, Inc. 1991 Stock Award Plan (the “1991 Plan”), the Agritope, Inc. 1992 Stock Award Plan (the “Agritope Plan”), and the OraSure Technologies, Inc. Employee Incentive and Non-Qualified Stock Option Plan (the “Employee Incentive Plan”). The Award Plan, the 1991 Plan and the Agritope Plan were Epitope equity compensation plans, and the Employee Incentive Plan was an STC Technologies, Inc. equity compensation plan. In connection with the merger of Epitope and STC into the Company on September 29, 2000, the Award Plan was adopted by the Company, and the Company assumed the obligation to issue shares for the then outstanding stock options granted under the Award Plan, the 1991 Plan, the Agritope Plan and the Employee Incentive Plan. Additional grants of equity compensation may only be made under the Award Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted-average exercise price of outstanding options (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,097,718		$7.13		3,031,540	[1]
Equity compensation plans not approved by security holders	1,333,947	[2]	$6.99	[2]	—

Total	5,431,665				3,031,540

(1)	Represents shares remaining available for future issuance as of December 31, 2009 under the Award Plan.

(2)	Includes 125,552 shares issuable as of December 31, 2009 under options at a weighted-average exercise price of $4.42 per share under the 1991 Plan, the Agritope Plan, and the Employee Incentive Plan.

ITEM 2.	Ratification Of Appointment Of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has approved the reappointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2010. Ratification of this appointment requires the affirmative vote of a majority of shares present in person or by Proxy and entitled to vote at the Annual Meeting. Shares voted in person or represented by Proxy which are not voted for this ratification (by voting no or abstaining) will have the effect of voting against this proposal. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for ratification of the appointment of KPMG as our independent registered public accounting firm for 2010. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its appointment.

One or more representatives of KPMG are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions. Your Board recommends that the stockholders vote “FOR” ratification of the appointment of KPMG.

Audit Fees; Audit-Related Fees; Tax Fees; All Other Fees.

The following table presents fees for professional audit services rendered by KPMG for the audits of our annual financial statements for the years ended December 31, 2009 and 2008, for the audits of our internal control over financial reporting as of December 31, 2009 and 2008 and for the review of the financial statements included in our Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2009 and 2008. The following table also includes fees billed for other services rendered by KPMG:

	2009	2008
Audit fees[1]	$450,000	$489,500
Audit-related fees	—	—

Audit and audit related fees	450,000	489,500
Tax fees[2]	131,821	132,385
All other fees[3]	—	—

Total fees	$581,821	$621,885

(1)	Includes fees related to the audit of our financial statements for each indicated year, audits of our internal control over financial reporting for each indicated year, and interim reviews of our financial statements in the Company’s Quarterly Reports on Form 10-Q for each indicated year, notwithstanding when the fees were billed or when the services were rendered. Also, included in 2008 are professional services in connection with the review of a registration statement on Form S-8 and the issuance of a related consent.

(2)	During 2009 and 2008, we engaged KPMG to provide tax compliance and tax planning services.

(3)	The Company did not pay any other fees to KPMG in connection with their services in 2009 and 2008.

The Audit Committee has adopted a general practice of pre-approving all audit and non-audit services provided to the Company by our independent registered public accounting firm. The Chairman of the Audit Committee has been delegated the authority to pre-approve audit and non-audit services having an aggregate value of up to $10,000 in between meetings of the Audit Committee, provided that such pre-approval is communicated to the Audit Committee at its next scheduled meeting. All services by KPMG in 2009 and 2008 were pre-approved in accordance with these practices.

Annual Report

Our Annual Report to Stockholders for the year ended December 31, 2009 accompanies this Proxy Statement. On written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of our Common Stock on March 22, 2010, the record date for the Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of the Secretary of the Company at our address set forth in the Notice of Annual Meeting of Stockholders immediately preceding this Proxy Statement.

Deadline For Stockholder Proposals

You may submit proposals for inclusion in the proxy materials for the Company’s 2011 Annual Meeting of Stockholders. Any such proposals must meet the stockholder eligibility and other requirements imposed by rules issued by the SEC and must be received by the Company at 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Secretary, in accordance with Rule 14a-8 promulgated under the Exchange Act, not later than December 2, 2010.

Our Bylaws provide that a stockholder proposal must meet certain predetermined requirements in order to be considered at the Annual Meeting. In order to be considered, a stockholder’s proposal must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, if less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to each matter the stockholder proposes to bring before the meeting, a brief description of the matter and the reasons for considering that matter at the Annual Meeting. The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf notice of the proposed business is made: (i) the name and address of the stockholder and such beneficial owner; (ii) any material interest of such stockholder and such beneficial holder in such business; (iii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by the stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and such beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to propose the business described in its notice; and (v) any other information relating to such business matter that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. To the extent the Board of Directors or the SEC, or a court of competent jurisdiction, deems these Bylaw provisions to be inconsistent with the right of stockholders to request inclusion of a proposal in the Company’s proxy materials pursuant to Rule 14a-8 promulgated under the Exchange Act, such rule shall prevail.

BY ORDER OF THE BOARD OF DIRECTORS

Jack E. Jerrett

Secretary

April 1, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time May 10, 2010.

INTERNET http://www.proxyvoting.com/osur Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#	Fulfillment#
71693	71696

▼ FOLD AND DETACH HERE ▼

							Please mark your votes as indicated in this example			☒

			FOR	WITHHOLD	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS Class I (Term Expiring 2013)		☐	☐	☐	2.	Ratification of Appointment of KPMG LLP for fiscal year 2010	☐	☐	☐
Nominees:
	01	Jack Goldstein, Ph.D.
	02	Douglas G. Watson

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

OraSure Technologies, Inc.

2010 Annual Meeting of Stockholders

Tuesday, May 11, 2010

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement, 2009 Annual Report to Stockholders and other Proxy Materials are available at: http://www.proxyvoting.com/osur

▼ FOLD AND DETACH HERE ▼

PROXY

2010 Annual Meeting of Stockholders

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jack E. Jerrett and Mark L. Kuna, and each of them, proxies with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the 2010 Annual Meeting of Stockholders of OraSure Technologies, Inc. (the “Company”), to be held at the Historic Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018 on Tuesday, May 11, 2010, at 10:00 a.m. (local time), and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present, with respect to the matters listed on the reverse side.

The shares represented by this Proxy, if properly executed, will be voted as specified on the reverse side or, if no specification is made, will be voted (i) FOR the election of the nominees listed on the reverse side as directors and (ii) FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2010. If any other business properly comes before the meeting, the proxies named above will have discretionary authority to vote thereon in accordance with their best judgment.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
	SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side)
	WO#	Fulfillment#
	71693	71696